Exhibit 4.14

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), is entered into as of August 9, 2019 by and among, (i) Globant España S.A. (sociedad unipersonal) (“Globant I” or the “Majority Purchaser”), (ii) Software Product Creation S.L. (“Globant II” or the “Minority Purchaser”, and together with Globant I, “Globant” or the “Purchasers”), (iii) Luis Héctor Robbio, an individual resident in Argentina (“LHR”), (iv) Federico Luis Robbio, an individual resident in Argentina (“FLR”), (v) Alejandro Héctor Robbio, an individual resident in Spain (“AHR”, and together with LHR and FLR, the “Sellers”, and, together with Globant, each a “Party” and jointly, the “Parties”).

RECITALS

WHEREAS, as described in Exhibit A hereto, the Sellers own all of the issued and outstanding Equity Interests of Belatrix Global Corporation S.A., a Spanish stock company (Sociedad Anónima) (respectively, “Belatrix Spain” or the “Company” and the “Belatrix Spain Interests”);

WHEREAS, as described in Exhibit A hereto, Belatrix Spain owns all of the issued and outstanding Equity Interests of (i) Belatrix Colombia S.A.S., a Colombian simplified stock company (respectively, “Belatrix Colombia” and the “Belatrix Colombia Interests”), (ii) Belatrix Software, Inc., a Florida profit corporation (respectively, “Belatrix US” and the “Belatrix US Interests”), and (iii) Belatrix Services Corp, a Florida profit corporation (respectively, “Belatrix Services” and the “Belatrix Services Interests”);

WHEREAS, as described in Exhibit A hereto, Belatrix Spain and the Sellers collectively own all of the issued and outstanding Equity Interests of (i) BSF S.A., an Argentinian corporation (Sociedad Anónima) (respectively, “Belatrix Argentina” and the “Belatrix Argentina Interests”), and (ii) Belatrix Perú S.A., a Peruvian closely held corporation (Sociedad Anónima Cerrada) (respectively, “Belatrix Peru” and the “Belatrix Peru Interests”).

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sellers agree to sell to Globant and Globant agrees to purchase from the Sellers all of the Purchased Interests owned by the Sellers, on and subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of and subject to the promises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF EQUITY

1.1.         Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein:

(a) the Sellers shall sell, convey, assign, transfer, and deliver to the Majority Purchaser, and the Majority Purchaser shall purchase and acquire from the Sellers, the Belatrix Spain Interests, and all right, title, interest and entitlement therein and thereto (including without limitation, the right to receive dividends, distributions, capital contributions or any return of capital declared, paid or made by the Company on or after the Closing Date), free and clear of any and all Liens; leaving the Sellers without any shareholding, equity or membership interest of any nature whatsoever in the Company; and

(b) the Sellers shall sell, convey, assign, transfer, and deliver to the Minority Purchaser, and the Minority Purchaser shall purchase and acquire from the Sellers, the Belatrix Argentina Minority Interests and the Belatrix Peru Minority Interests, and all right, title, interest and entitlement therein and thereto (including without limitation, the right to receive dividends, distributions, capital contributions or any return of capital declared, paid or made by Belatrix Argentina and Belatrix Peru on or after the Closing Date), free and clear of all Liens; leaving the Sellers without any shareholding, equity or membership interest of any nature whatsoever in any of the Subsidiaries.

1.2.         Purchase Price. Subject to the adjustments set forth herein, including those adjustments contemplated in Sections 1.3., 1.4., 1.5. hereof, and any adjustments for Damages, the total aggregate consideration for the purchase of the Purchased Interests from the Sellers by Globant, together with any goodwill of the business of the Company and the Subsidiaries (the “Business”), and for any and all the other obligations of the Sellers hereunder, including the non-competition and non-solicitation obligations assumed by the Sellers pursuant to this Agreement, shall be of US$65,000,000 (sixty five million US Dollars) (the “Purchase Price”), which has been calculated on a fully diluted basis, including any and all warrants, options and rights with respect thereto, whether or not currently existing or exercisable and assuming cash-free and debt-free balance sheet. The Purchase Price shall be payable to the Sellers in accordance with Section 1.3 and in proportion to their respective ownership of Equity Interests in the Company and in the Subsidiaries, as described in the allocation certificate enclosed hereto as Exhibit 1.2.(a) (such ownership percentage, the “Sellers’ Ownership Percentage”). The Sellers and Globant acknowledge and agree that the Purchase Price reflects the fair market value of the Purchased Interests as reasonably determined by the Sellers and the Globant on an arm’s length basis.

1.3.         Payment of the Purchase Price. (a) Subject to the conditions set forth in this Agreement, the Purchase Price shall be payable to the Sellers in accordance with the following payment structure:

(i) At Closing, a fixed payment of US$62,000,000 (sixty two million US Dollars) (the “Closing Payment”), less any deduction or withholding as provided in this Agreement. From the Closing Payment, an amount equal to (A) US$5,750,000 (five million seven hundred fifty thousand US Dollars) (the “Escrow Base Amount”), plus (B) US$500,000 (five hundred thousand US Dollars) (the “Escrow Additional Amount”, and together with the Escrow Base Amount, the “Escrow Amount”) shall be deposited directly by Globant into a US bank account opened by the Sellers pursuant to the Escrow Agreement and shall be held in escrow until the twenty-fourth (24) month anniversary of the Closing Date and subsequently disbursed in accordance with the terms, conditions and provisions thereof. Any Escrow Amount that shall be transferred to the Sellers, shall be subject to any deduction or withholding as set forth herein (including, but not limited to the provisions of ARTICLE 7 hereof) and subject to the Escrow Amount release instructions as established in the Escrow Agreement.

(ii) Within ninety (90) calendar days after the end of the Deferred Consideration Period, unless a Deferred Consideration Objection Notice is delivered as provided in Section 1.4 below (the “Deferred Consideration Payment Date”), a deferred consideration payment of US$3,000,000 (three million US Dollars) (the “Deferred Consideration Payment”), which shall be subject to (in addition to deductions for Damages as provided herein) the achievement by the Company of a Revenue growth of at least twenty percent (20%) for the twelve-month period commencing on August 1, 2019 (the “Deferred Consideration Period”) in comparison with the Annual Revenue Base (the “Revenue Target”). The Deferred Consideration Payment will be reduced by an amount equal to the one stated in Section 2.2.(b)(ii) below if paid to the Covered Employees.

If the Company does not achieve the Revenue Target, the Sellers shall not be entitled to receive the Deferred Consideration Payment or any other greater or lesser amount for any reason whatsoever based on partial achievements or performance of any other variables.

On the contrary, and following the example below, if the Company surpasses the Revenue Target, the Deferred Consideration Payment shall be (i) increased by US$350,000 (three hundred fifty thousand US Dollars) for every one percent (1%) of increase of Revenue growth in comparison with the Annual Revenue Base in excess of such Revenue Target, and (ii) reduced by the High Performance Bonus amount paid in accordance with Schedule 2.2.(a); provided that, in case that such percentage is not a whole number, the relevant payable amount shall be calculated on a proportional basis. For example, and without taking into account the amounts set forth in Section 2.2.(b)(ii) and Schedule 2.2.(a), (X) if the Revenue growth in comparison with the Annual Revenue Base during the Deferred Consideration Period exceeds the Revenue Target in 2.20%, the Deferred Consideration Payment payable to the Sellers would be increased by an amount of US$770,000; (Y) if the Revenue growth in comparison with the Annual Revenue Base during the Deferred Consideration Period exceeds the Revenue Target in 3.65%, the Deferred Consideration Payment payable to the Sellers would be increased by an amount of US$1,277,500.

The Sellers hereby expressly, unconditionally and irrevocably waive, to the fullest extent permitted by applicable law, any right they may have in the future to invoke force majeure or any other similar legal statute or doctrine (whether at Law or in equity) or the occurrence of any event or circumstance (such as, but not limited to, inflation in the employment market or government-mandated salary adjustments in any jurisdiction where the Company and the Subsidiaries operate or severe FX fluctuations against the US dollar) that would give rise to any right of the Sellers to request an adjustment of the Revenue Target or entail the payment of the Deferred Consideration Payment or any portion thereof without the achievement of the Revenue Target as stipulated by the Parties in this Agreement.

As stipulated in Section 1.7., during the Deferred Consideration Period Globant shall be responsible for the management, supervision, direction and control of the Company. In this respect, Sellers acknowledge and agree that Globant shall have no duty or obligation vis-à-vis the Sellers to approve, authorize or facilitate any transaction affecting the Business of the Company after the Closing if such transaction is proposed on terms, conditions or circumstances (including pricing, staffing and/or allocation levels and/or legal terms) which are inconsistent with Globant’s or the Company’s past practice or outside of the ordinary course of the Company’s Business. Notwithstanding the foregoing, Globant undertakes to carry out the management, supervision, direction and control of the Company as stipulated in ARTICLE 1.7 below during the Deferred Consideration Period. Globant undertakes to ensure that, during such Deferred Consideration Period, the Company is able to access adequate level of funding, either through direct funding or by external financing, to ensure the operation of the Company and its Subsidiaries towards the achievement of the Revenue Target in accordance with the amounts and concepts detailed in the investment plan attached hereto as Exhibit 1.3. as a reference to be followed by the Parties.

(b) The achievement or, if applicable, overachievement of the Revenue Target shall be measured, for purposes hereof, considering the Company with its Subsidiaries on a consolidated basis and based on Globant’ audited financial statements, accounting and financial information, as prepared by Globant and audited by external auditors in accordance with Globant’s internal policies and procedures, consistently applied in accordance with international financial reporting standards (“IFRS”).

(c) Except as otherwise provided herein, all amounts of the Purchase Price payable to the Sellers in cash will be payable in immediately available funds to the accounts previously informed by each of the Sellers at least five (5) Business Days before the Closing Date.

(d) At Closing, the Sellers shall subscribe the number of shares of Globant S.A. (Luxembourg) restricted common stock (the “G-Shares”) that may be purchased in accordance with the calculation of the G-Shares price per share set forth herein, for a total purchase price equal to US$5,000,000 (five million US dollars) (the “G-Shares Amount”) by executing a subscription agreement in the form of Exhibit 1.3.(d) hereto (the “Subscription Agreement”). In order to determine the number of G-Shares that the Sellers shall be entitled to receive with respect to the G-Shares Amount corresponding to the Closing Payment, the G-Shares shall be valued at the price per share resulting on the volume weighted average trading price for the 60-day period until 2 days prior to Closing as quoted in the New York Stock Exchange (NYSE:GLOB). G-Shares shall be subject to a twelve (12)-month lock-up period commencing on the Closing Date, during which the Sellers shall not, without the prior written consent of Globant, offer, pledge (except in case that such a pledge would not trigger the transfer or conveyance of the G-Shares to a third party within the lock-up periods set forth herein), sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the G-Shares (each, a “Transfer”), in accordance with the following schedule: (i) during the first 180 calendar days after the Closing Date, no Transfer of G-Shares shall be allowed, (ii) from the 181st day and until the 270th day after the Closing Date, the Sellers shall be allowed to Transfer up to 1/3 of the G-Shares subscribed, (c) from the 271 day and until the first anniversary of the Closing Date, the Sellers shall be allowed to Transfer up to an additional 1/3 of the G-Shares subscribed, and (d) after the first anniversary of the Closing Date, the Sellers shall be allowed to Transfer any remaining G-Shares subscribed. Upon the expiration of the applicable lock-up periods indicated above, Globant shall, following all the necessary formalities and requirements under applicable Law, collaborate with the Sellers to remove any restrictive legend or stop transfer instruction with respect to the G-Shares so that the Sellers would be allowed to resell them in the US open market through the New York Stock Exchange.

1.4.         Deferred Consideration Report. Dispute Resolution. (a) Within sixty (60) calendar days after the closing of the Deferred Consideration Period, Globant shall prepare and deliver to the Sellers a report stating Globant’ determination of the Deferred Consideration Payment (the “Deferred Consideration Report”).

(b) Unless any of the Sellers (acting jointly or individually) object to Globant’ determination of the Deferred Consideration Payment as set forth in the Deferred Consideration Report (the “Dissenting Seller”) by the delivery to Globant of a written notice setting forth the basis for such objection (an “Deferred Consideration Objection Notice”) within fifteen (15) Business Days after the Sellers’ receipt of the Deferred Consideration Report (or if, at any time, Sellers accept the Deferred Consideration Report by written notice to Globant), the Deferred Consideration Report shall be conclusive and binding for all purposes of this Agreement, in the absence of any manifest error. In the event that the Dissenting Seller delivers a Deferred Consideration Objection Notice, the obligation of Globant to pay the Deferred Consideration Payment to all the Sellers shall be suspended during the pendency of the resultant dispute resolution process as set forth herein below.

(c) In the event that any of the Dissenting Sellers (acting jointly or individually) timely delivers a Deferred Consideration Objection Notice, Globant and the Sellers, acting jointly, shall first use diligent good faith efforts to resolve such dispute between themselves. If they are unable to resolve such dispute within thirty (30) calendar days after the delivery of the Deferred Consideration Objection Notice, then the dispute shall be submitted to a financial arbitrator (the “Financial Arbitrator”) (acting as arbitrator and not as an expert) for determination as follows:

(i) The Sellers, will nominate, within the ten (10) Business Days following the failure to resolve directly the dispute, two (2) firms from the list of accounting firms listed in Exhibit 1.4.(c) under items 1 to 4 thereof.

(ii) The Purchasers will have a term of ten (10) Business Days following the receipt of the nomination for Financial Arbitrators to elect one of the firms from the two (2) firms designated by the Sellers. If the Purchasers fail to choose a firm within the given time, the Sellers will choose the Financial Arbitrator from the two (2) firms designated by the Sellers. In case the designated firm is not able to act as a Financial Arbitrator, the other firm designated by the Sellers shall be deemed chosen by the Purchasers or the Sellers, as the case may be, to act as Financial Arbitrator. In case this second firm is not able to act as a Financial Arbitrator, Purchasers or Sellers, as the case may be, shall choose from the other two firms listed in Exhibit 1.4.(c) under items 1 to 4. In case none of the firms listed under items 1 to 4 of Exhibit 1.4.(c) are able to act as Financial Arbitrators, the Sellers shall nominate the firms listed under items 5 and 6 of Exhibit 1.4.(c) for Purchasers to elect one of such two (2) firms. In case the designated firm is not able to act as a Financial Arbitrator, the other firm designated by the Sellers shall be deemed chosen by the Purchasers to act a Financial Arbitrator. If neither of such firms are able to act as Financial Arbitrators, Purchasers and Sellers shall jointly agree on the nomination of a reputable firm to act as Financial Arbitrator. If they cannot reach an agreement on who the Financial Arbitrator shall be, within the ten (10) Business Days following the date on which the last of the firms listed on Exhibit 1.4.(c), refused to act as Financial Arbitrator, then the arbitration provision in Section 12.13. shall apply.

(iii) The Purchasers and the Sellers (acting jointly) shall submit to the Financial Arbitrator, within fifteen (15) Business Days after the date of the engagement of the Financial Arbitrator, copies of (A) the Deferred Consideration Report, (B) the Deferred Consideration Objection Notice, and (C) a list of all unresolved objections raised by the Sellers with respect to the calculation of the Deferred Consideration Payment in the applicable Deferred Consideration Report (the “Unresolved Deferred Consideration Objections”). Each of Globant, on the one hand, and the Sellers (acting jointly), on the other hand, shall submit to the Financial Arbitrator (with a copy delivered to the other Parties on the same day), within thirty (30) calendar days after the date of the engagement of the Financial Arbitrator, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Deferred Consideration Objections. The Financial Arbitrator may, at its discretion, conduct a meeting concerning the Unresolved Deferred Consideration Objections, at which meeting Globant and the Sellers (or their designees) shall have the right to present additional documents, materials and other information and to have present their respective advisors, counsel and accountants. In connection with the resolution of the Unresolved Deferred Consideration Objections, and except as set forth in the previous sentence, there shall be no other hearings or oral examinations, testimony, depositions, discovery or other similar proceedings. Each of Globant, on the one hand, and the Sellers (acting jointly), on the other hand, shall make available to the other Party and the Financial Arbitrator, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as the Financial Arbitrator may reasonably request to review the Deferred Consideration Report and to resolve the Unresolved Deferred Consideration Objections.

(iv) As soon as practicably possible but no later than within fifteen (15) Business Days, the Financial Arbitrator shall prepare and distribute to the Parties a written report setting forth the Financial Arbitrator’s determination of the Deferred Consideration Payment and the Financial Arbitrator’s reasons therefor. Globant shall then be obligated to make the applicable Deferred Consideration Payment, pursuant to this Agreement as if such Deferred Consideration Payment calculation had been set forth in the original applicable Deferred Consideration Report. The decision rendered by the Financial Arbitrator and set forth in such report shall be final, conclusive and binding upon the Parties, judgment thereon may be entered and enforced in any court of competent jurisdiction, and such decision shall not be subject to appeal by any party.

(v) Each Party will bear its own expenses in taking its case to the Financial Arbitrator. However, the fees and expenses of the Financial Arbitrator in connection with the final resolution of any such dispute shall be borne by the non-prevailing party.

(d) If applicable, Globant shall, within five (5) Business Days after the Deferred Consideration Report is deemed conclusive and binding (either due to express acknowledgement by the Sellers, failure of the Sellers to deliver a Deferred Consideration Objection Notice in a timely manner or a final decision by the Financial Arbitrator rendering so) pay or cause to be paid any amount of the Deferred Consideration Payment owed to the Sellers.

1.5          Adjustment for other Financial Variables.

(a) Working Capital Adjustment.

(i) The Purchase Price has been established considering that at Closing the Company shall have the required Net Working Capital to conduct its operations in the ordinary course of business in the amount of not less than US$3,500,000 (the “Target Net Working Capital”). In this Agreement, the term “Net Working Capital” refers to current assets minus current liabilities; where current assets are comprised of accounts receivable, prepaid expenses and other current assets, and current liabilities are comprised of accounts payable and accrued expenses, as determined in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of this Agreement. In case of discrepancy between IFRS and the provisions of this Agreement, the latter shall prevail. For illustrative purposes, an example of the calculation and items reflected in the Net Working Capital as of May 31 is included in Schedule 1.5.1.(a)(i) attached hereto.

(ii) Within ninety (90) calendar days following Closing, Globant shall review and confirm that the Net Working Capital of the Company at Closing was at least equal to the Target Net Working Capital and shall calculate and determine the actual Net Working Capital of the Company at Closing (the “Definitive Net Working Capita~~l~~”) in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of this Agreement. In case of discrepancy between IFRS and the provisions of this Agreement, the latter shall prevail.

(iii) The Closing Payment shall be adjusted, either by (1) an increase, in the amount that the Definitive Net Working Capital exceeds the Target Net Working Capital, or (2) a decrease, in the amount that the Target Net Working Capital exceeds the Definitive Net Working Capital. If the Definitive Net Working Capital is greater than the Target Net Working Capital, then the amount that results from subtracting the Target Net Working Capital from the Definitive Net Working Capital, shall be paid by Globant to the Sellers, in proportion to the Sellers’ Ownership Percentage, within the five (5) Business Days following the date in which the Definitive Net Working Capital was finally determined to the Sellers Accounts. If the Definitive Net Working Capital is less than the Target Net Working Capital, then the amount that results from subtracting the Definitive Net Working Capital from the Target Net Working Capital, shall be paid by the Sellers, in proportion to the Sellers’ Ownership Percentage, to Globant within the five (5) Business Days following the date in which the Definitive Net Working Capital was finally determined to the account designated in writing by Globant at least three (3) Business Days prior to such payment. If any such amount is not paid as set forth herein, the applicable Party shall be entitled to (i) deduct the corresponding amount from any following payment to be made to the other Party, or (ii) request payment of the corresponding amount from the Escrow Amount. For the avoidance of doubt, liability of the Sellers for any adjustments or amounts due in accordance herewith shall be several and joint.

(b) Accounts Receivable Adjustment.

(i) Prior to Closing, the Sellers shall deliver to Globant a certificate including a list of the Company’s Accounts Receivable as of August 7, 2019, including the amount and due date of each Account Receivable, provided that no unbilled accounts receivable shall be included in such list (the “Accounts Receivable Certificate”).

(ii) At any time during the twelve months after the Closing Date the Purchasers shall be entitled to seek payment from the Sellers, and the Sellers (jointly and severally) shall be required to compensate the Purchasers, to the extent any Accounts Receivable outstanding on the Closing Date, as listed in the Accounts Receivable Certificate, remained uncollected 120 calendar days following the due date of each of such Accounts Receivable for any reason whatsoever (including its accounting as Bad Debt) (each an “Account Receivable Reduction”).

(iii) Any Account Receivable Reduction shall be paid by the Sellers, in proportion to the Sellers’ Ownership Percentage, on a date no later than five (5) Business Days after each Account Receivable Reduction has been communicated to the Sellers and in any event no later than twelve months after the Closing Date to the account designated in writing by Purchasers at least three (3) Business Days prior to such payment. If any such amount is not paid within the aforementioned 5-Business Day period, the Purchasers shall be entitled to (i) deduct the corresponding amount from any following payment to be made to the Sellers, or (ii) request payment of the corresponding amount from the Escrow Amount. For the avoidance of doubt, liability of the Sellers for any adjustments or amounts due in accordance herewith shall be several and joint. For the avoidance of doubt, once the Account Receivable Reduction has been duly paid by the Sellers in favor of the Purchasers, the Sellers will be entitled to initiate the collection of the relevant amounts from the corresponding third parties and, in the event that the relevant Company’s Accounts Receivable is eventually paid up to the Company, the Purchasers shall reimburse the Sellers, proportionally, for the corresponding amount, less applicable expenses incurred by the Company, Globant or any Affiliate thereof in connection with such collection.

(iv) The Parties acknowledge and agree that neither the Company nor Globant has an obligation to initiate any collection proceeding of any nature with respect to uncollected accounts, but will handle such accounts receivable in the ordinary course of business and will make commercially reasonable efforts to collect them during the 120 calendar days following their due date.

(c) Minimum Required Cash Adjustment.

(i) Prior to Closing, the Sellers shall calculate and provide an estimate of the Minimum Required Cash as of the Closing Date and the Estimated Cash at Closing and deliver such information together with the relevant information used for such calculation to Globant (the “Estimated Closing Cash Certificate”).

(ii) The Closing Payment shall be adjusted, either by (1) an increase, in the amount that the Estimated Cash at Closing exceeds the Minimum Required Cash, or (2) a decrease, in the amount that the Minimum Required Cash exceeds the Estimated Cash at Closing.

(iii) Within ninety (90) calendar days following Closing, Globant shall prepare and deliver to Sellers a statement setting forth its calculation of the Cash as of immediately prior to the Closing (the “Definitive Closing Cash Statement”). Such calculation shall be made in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of this Agreement. In case of discrepancy between IFRS and the provisions of this Agreement, the latter shall prevail.

(iv) If the definitive Cash at Closing as determined in the Definitive Closing Cash Statement (the “Definitive Cash at Closing”) is greater than the estimated Cash at Closing as determined in the Estimated Closing Cash Certificate (the “Estimated Cash at Closing”) then, the amount that results from subtracting the Estimated Cash at Closing from the Definitive Cash at Closing, shall be paid by Globant to the Sellers, in proportion to the Sellers’ Ownership Percentage, within the five (5) Business Days following the date in which the Definitive Cash at Closing was finally determined to the Sellers Accounts. If the Definitive Cash at Closing is lesser than the Estimated Cash at Closing, then the amount that results from subtracting the Definitive Cash at Closing from the Estimated Cash at Closing, shall be paid by Sellers to Purchasers within five (5) Business Days following the date in which the Definitive Cash at Closing was finally determined to the account designated in writing by Globant at least three (3) Business Days prior to such payment. If any such amount is not paid as set forth herein, the applicable Party shall be entitled to (i) deduct the corresponding amount from any following payment to be made to the other Party, or (ii) request payment of the corresponding amount from the Escrow Amount. For the avoidance of doubt, liability of the Sellers for any adjustments or amounts due in accordance herewith shall be several and joint.

(d)           Adjustments. Dispute Resolution. In case of any controversy in connection with the adjustments provided for in Sections 1.5.(a), 1.5.(b) and 1.5.(c), the Parties shall first use diligent good faith efforts to resolve such dispute between themselves during thirty (30) calendar days following the delivery of a written notice of any of the Parties to the others indicating the grounds of the dispute. If they are unable to resolve such dispute within thirty (30) calendar days, then the dispute shall be submitted to the Financial Arbitrator for determination and the procedure set forth in Section 1.4.(c) shall apply mutatis mutandi.

1.6           Additional Adjustments.

(a) In the event that: (i) any Seller violates the Non-Competition and/or Non-Solicitation Obligations set forth in this Agreement, or (ii) there is a “Cause for Non-Payment” (as defined below) applicable to any Seller prior to the Deferred Consideration Payment Date; then Globant shall deduct or withhold from the Escrow Amount the amounts corresponding to the Damages incurred or suffered by any of the Globant Indemnified Parties. Under no circumstance shall the Deferred Consideration Payment payable in favor of the Sellers be withheld or retained due to a Cause for Non-Payment, except in case that the amount of the Damages arising therefrom suffered by the Globant Indemnified Parties before the Deferred Consideration Payment Date exceeds the Escrow Base Amount. For the avoidance of doubt, if there is no Damage as a result of any of the Causes for Non-Payment, the Escrow Amount will not be withheld and the Sellers will not be liable unless a Damage is suffered. For purposes of this Agreement, a “Cause for Non-Payment” shall be deemed to exist if any of the Sellers:

(i) willfully and materially violated any written Company and/or Globant’s material policies or material standards of conduct;

(ii) represented the Company, Globant or any Affiliate thereof in businesses out of its corporate purposes or performs on behalf of any of them acts of mere indulgence, which for the purposes of this Agreement are defined as significant acts without consideration for the Company, Globant or any Affiliate thereof, including but not limited to, transactions with any related party of any of the Sellers and/or granting guarantees for third parties’ obligations;

(iii) has been disqualified from acting as a manager, director or officer under any applicable Law or by virtue of a criminal conviction; or for being under the effects of penalty which forbids, even temporarily, the access to public office or to carry out acts of commerce; or for being convicted for bankruptcy, fraud, bribe, corruption, misrepresentation, graft or embezzlement crimes or crimes against the public economy, any national financial system, antitrust Laws and crimes against public faith or property; or is convicted of, or pleads no contest or guilty to, a misdemeanor that Globant reasonably believes has had or will have a material detrimental effect on the Company or Globant, or any felony;

(iv) has been formally charged in a proceeding by a relevant prosecutor or Governmental Body of making or receiving illegal payments and returns, as well as any corruption acts, or of committing any act of personal dishonesty that is intended to result in any of the Sellers’ personal enrichment, or any willful act that constitutes gross misconduct;

(v) intentionally breached a material confidentiality obligation arising from this Agreement or any other agreement under his employment relationship with the Company, Globant or any Affiliate thereof, that affects and damages the business of the Company, Globant or any Affiliate thereof or the business of any of their clients; or

(vi) performed fraudulent acts or omissions; or performed any acts or omissions acting with willful misconduct or gross negligence which adversely affect the Company, Globant or any Affiliate thereof, or performed any acts of defamation, libel and slander against the Company, or Globant or any Affiliate thereof.

(b) In the event that any of the Sellers’ employment is voluntarily terminated by such Seller prior to the last day of the Deferred Consideration Period, such Seller will remain entitled to receive, subject to the achievement by the Company of the Revenue Target and any other adjustments and deductions as provided herein, his share of the Deferred Consideration Payment under Section 1.3.(a)(ii) in accordance with the terms and conditions set forth therein. Additionally, in the event that any of the Seller’s employment is terminated by the Company, Globant or any Affiliate thereof for any reason other than Cause for Non-Payment, such Seller will be entitled to receive, subject to the achievement by the Company of the Revenue Target and any other adjustments and deductions as provided herein, his share of the Deferred Consideration Payment and his share of the Integration Payment.

(c) In the event of total permanent disability or death of a Seller, such Seller, or his legal successors or representatives, as the case may be, will be entitled to receive, subject to the achievement by the Company of the Revenue Target and any other adjustments and deductions as provided herein, his share of the Deferred Consideration Payment under Section 1.3.(a)(ii) in accordance with the terms and conditions set forth therein.

1.7.         Management during the Deferred Consideration Period.

(a) The Parties agree and acknowledge that Globant shall be responsible for the management, supervision, direction and control of the Company. Globant shall use all such powers and authorities as it may have in relation to the Company to procure that the Company is integrated into Globant’s operations seeking synergies between the teams while, to the extent reasonably possible, avoid disrupting the ordinary course of the Business as developed in a manner consistent with the Company’s past practice.

(b) The Sellers shall have such roles and responsibilities as detailed in their respective employment offer letters. The Sellers agree and acknowledge that, as employees of the Company, they shall be subject to compliance with applicable Law and Globant’s internal policies, including financial (in particular, approved budgets), legal, human resources, banking and treasury policies.

(c) After Closing, the Parties shall collaborate and endeavor for the Company to adopt, during the Deferred Consideration Period, as many as Globant processes and tools as possible without disrupting the ordinary course of the Business as developed in a manner consistent with the Company’s past practice; provided, however, that the Parties agree and acknowledge that in any case, after Closing, all processes and tools relating to legal, finance (including accounting, treasury and planning) and corporate (non-commercial) matters must be integrated as soon as practicable and all staff personnel of the Company within the relevant areas will follow and become subject to Globant’s internal policies and management.

(d) The Sellers and Globant management shall have periodic meetings, at least quarterly, which can also be conducted electronically or telephonically to review the performance and the prospects of the Company during the Deferred Consideration Period.

(e) The Sellers acknowledge and agree that (i) there is no assurance that the Sellers will receive the Deferred Consideration Payment, which shall be contingent upon the achievement of the Revenue Target, and (ii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship with respect to the Deferred Consideration Payment.

(f) The Parties understand and agree that (i) the contingent rights to receive any Deferred Consideration Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchasers or the Company, (ii) the Sellers shall not have any rights as a security holder of Purchasers or the Company as a result of Sellers’ contingent right to receive the Deferred Consideration Payment hereunder, and (iii) no interest is payable with respect to the Deferred Consideration Payment.

(g) Should the Sellers consider that any action of the Purchasers, Globant or any Affiliate thereof violate or conflict with any of the provisions set forth in this Section 1.7. and it may adversely affect the ability of the Company to achieve the Revenue Target, the Sellers shall notify Globant in writing about such circumstance as promptly as possible. In any such case, the Parties shall endeavor to agree on a mutually satisfactory course of action with respect to the relevant matter; provided, however, that if the Parties fail to resolve the matter within fourteen (14) calendar days after their first discussion, Globant will determine the course of action to be followed at its sole and exclusive discretion, notwithstanding the right of the Sellers to submit the matter to arbitration pursuant to Section 12.13. if they deem to have been adversely affected by Globant’s decision.

1.8.         Corporate Reorganization during the Deferred Consideration Period. Nothing in this Agreement or any ancillary document shall prevent Globant from executing any corporate reorganization of any nature in order to integrate the Company or any of its Subsidiaries into Globant’s corporate structure; provided that, as a result of any such corporate reorganization the provisions of Section 1.7. above are not breached and continue to apply. If after Closing, Globant decides to execute any corporate reorganization as a result of which the Company or any Subsidiary ceases to exist as currently known, either by way of merger, consolidation, split-up, or otherwise, the Purchasers and the Sellers agree that the Revenue Target and milestones necessary to determine the payment contemplated under Section 1.3.(a)(ii) of this Agreement shall be calculated separately as if such corporate reorganization had not occurred and the Company or the relevant Subsidiary continued to be a separate corporate group as currently known. In such case, any and all references to the “Company” in sections of this Agreement relating to the calculation of the payments contemplated in Section hereof shall be deemed a reference to the relevant business unit that continues the Company’s business within Globant’s organization. As per the above, Globant undertakes during the process of the corporate reorganization to inform the Sellers regarding the corporate reorganization, providing as well any documentation that may reasonably be requested by the Sellers.

ARTICLE 2

ADDITIONAL PAYMENTS

2.1.         Integration Payment. (a) In addition to the Purchase Price, adjusted as contemplated in this Agreement, the Sellers shall be entitled to receive an integration payment for an aggregate collective amount of US$1,000,000 (one million US Dollars), to be allocated equally amongst the Sellers (the “Integration Payment”); provided that, such Integration Payment shall be subject to the permanence of all three Sellers in the Company or any Affiliate of Globant until the first anniversary of the Closing in order for them to collaborate during such period (the “Integration Period”) in the integration of the Company into Globant. With regard thereto, in the event that: (i) any Seller violates the Non-Competition and/or Non-Solicitation Obligations set forth in this Agreement, or (ii) there is a “Cause for Non-Payment” (as defined above) during the Integration Period, then none of the Sellers shall be entitled to receive, and Globant shall not be required to pay, the Integration Payment or any portion thereof; provided, however, that in case of total permanent disability, death or voluntary termination of employment of a Seller and provided, further, that there is no other cause for non-payment pursuant to clauses (i) or (ii) above, the remaining Sellers shall be entitled to receive their pro rata share of the Integration Payment (i.e., US$333,333 each). In the event of dismissal other than for Cause for Non-Payment of a Seller by the Company or Globant, then the Sellers shall remain entitled to receive, subject to any applicable adjustments and deductions as provided herein, the Integration Payment, in accordance with the terms and conditions set forth therein and provided, further, that there is no other cause for non-payment pursuant to clauses (i) or (ii).

(b) The Integration Payment, if applicable, shall be payable by Globant to the Sellers within ten (10) Business Days following the end of the Integration Period, in immediately available funds to the accounts previously informed by each of the Sellers to Globant, at least five (5) Business Days before the end of the Integration Period.

2.2.         Management Transaction Bonus.

(a) The Parties acknowledge and agree that Cash payments in the aggregate amount of up to US$4,995,969 (four million nine hundred ninety five thousand nine hundred and sixty-nine US Dollars) (it being understood that such amount is the total amount to be spent by the Parties as bonus payments for the Covered Employees and includes any applicable withholding, Taxes, social security and other contributions) will be paid by the Company to the Covered Employees, as follows:

(i)	An aggregate amount of up to US$ 2,426,270, as indicated and in the terms of Schedule 2.2(a), shall be paid to the Covered Employees in connection with their past tenure and continuing efforts towards the Company (the “Loyalty Bonus”).

(ii)	An aggregate amount of up to US$1,284,849, as indicated in Schedule 2.2(a), shall be payable to the Covered Employees in accordance with the payment schedule and subject to the terms and conditions set forth therein (the “Personal Performance Bonus”).

(iii)	An aggregate amount of up to US$1,284,849, as indicated in Schedule 2.2(a), shall be payable to the Covered Employees in accordance with the payment schedule and subject to the terms and conditions set forth therein (the “Company Growth Bonus”, and together with the Loyalty Bonus and the Personal Performance Bonus, the “Transaction and Retention Bonus”).

(b) Globant’s total contribution to the payment of the Transaction and Retention Bonus shall amount to up to US$1,500,000 (one million five hundred thousand US Dollars). The remaining amounts (i.e., up to US$3,495,969) shall be paid as follows: (i) US$2,586,120 shall be contemplated in the calculation of the Minimum Required Cash, and (ii) US$909,850 shall be paid by the Company and, if paid, will be considered a reduction of the Deferred Consideration Payment as stated in Section 1.3.(ii) above. For the avoidance of doubt, the amount of US$909,850 shall be payable only if the Revenue Target is achieved.

Any amounts contemplated in the calculation of the Minimum Required Cash for the payment of a portion of the Transaction and Retention Bonus but not effectively paid and remaining in the Company shall be immediately returned to the Sellers in proportion to the Sellers’ Ownership Percentage as additional amount of Purchase Price.

(c) The Sellers shall cooperate with the Company in connection with the distribution of the Transaction and Retention Bonus to the Covered Employees of the Company and all related employee communications. Globant shall provide or cause the Company to provide to the Sellers (or their designees on a confidential basis) information and records used for the calculation of the Transaction and Retention Bonus and proof of the payment of the Transaction and Retention Bonus to the Covered Employees to confirm the due payment of the Transaction and Retention Bonus in accordance with the terms of this Agreement.

ARTICLE 3

CLOSING

3.1.         Closing. Subject to the provisions of ARTICLE 4 below, the closing (“Closing”) shall take place at the offices of the Spanish public notary Ms. Cristina Requena Torrecillas with offices in Barcelona, or at other place as the Parties may agree, at 2:00 p.m. Spain time, on August 9, 2019 and if Closing does not occur on such date, on the date that is five (5) Business Days after the last of the Conditions to Closing is satisfied or waived by the applicable Party hereto (the “Closing Date”). If the Closing does not occur by August 31, 2019, then this Agreement, and the obligations of each Party under this Agreement, shall automatically terminate and be of no force and effect. At Closing, the events set out in Section 3.2 shall take place, to the extent possible, simultaneously. The obligations of each of the Parties under this ARTICLE 3 are interdependent and the Closing shall not be deemed to have occurred unless all of these obligations are complied with and are fully effective or waived by the applicable Party.

3.2.         Closing Actions. At the Closing, notwithstanding other actions at Closing that may be contemplated in other provisions of this Agreement, the following actions shall be taken:

(I)	Closing actions in connection with Belatrix Spain:

(a)	The Sellers and the Majority Purchaser shall provide to each other (and also to the Spanish public notary) the public deeds formalizing the powers of attorney that are sufficient to carry out all the actions on Closing.

(b)	The Purchasers which are Spanish legal entities shall provide the shareholders’ resolutions approving the transaction in the framework of this Agreement, especially for the purpose of Article 160.f) of the Spanish Capital Corporations Act.

(c)	The Sellers shall exhibit to the Majority Purchaser (and also to the Spanish public notary as regards Belatrix Spain) the legal titles (escrituras) to the Belatrix Spain Interests and shall deliver the nominative titles (títulos nominativos) representing the Belatrix Spain Interests being sold and transferred, as prove of their ownership of the Belatrix Spain Interests.

(d)	The Sellers and the Majority Purchaser shall grant the Spanish public transfer deed whereby (i) this Agreement shall be notarized; (ii) the Belatrix Spain Interests shall be transferred to the Majority Purchaser; and (iii) acknowledgment of receipt of the Closing Payment shall be granted.

(e)	The Parties shall instruct the Spanish public notary to annotate the transfer of the Belatrix Spain Interests in the legal titles (escrituras) of those Equity Interests.

(f)	A general shareholders’ meeting of the Company shall be held by the Majority Purchaser in order to acknowledge the resignation of the relevant directors of the Company and to appoint new director(s) in substitution thereof as well as to revoke any powers of attorney granted prior to Closing to act on behalf of the Company.

The minutes (actas) and certificates formalizing these corporate resolutions shall (i) approve the management of the resigning directors up to the Closing, and (ii) thank for their services rendered to the Company thus far and (iii) state that no claim will be brought against the resigning directors, except of in the event of willful misconduct, for their performance as directors of the Company.

(g)	The Parties shall instruct the Spanish public notary to file with the Commercial Registry in electronic form, on the Closing, the abovementioned corporate resolutions concerning the Company.

(h)	The newly appointed management body of the Company shall formalize a public deed regarding the declaration of sole shareholder of the Company.

(i)	The Majority Purchaser shall formalize a public deed regarding the declaration of the ultimate beneficial owner (titular real) of the Majority Purchaser to comply with the Anti-Money Laundering and Counter Terrorist Financing Law 10/2010 of April 28, 2010, in relation to Royal Decree 304/2014 of May 5, 2014 approving the Regulations on that Law.

(j)	The Company’s management body shall register the transfer of the Belatrix Spain Interests in the Company’s nominative shares book.

(k)	Globant shall receive a certificate from the Secretary of the Company (Secretario del Consejo) certifying that the Belatrix Spain Interests are freely transferable and have no encumbrances or charges and all the requirements set by the Spanish Capital Corporations Act and by the Company’s bylaws have been complied with for the transfer of the Belatrix Spain Interests.

(II)	Closing actions in connection with the transaction as a whole:

(a) Globant shall make payment of the Closing Payment to the Sellers, in the manner contemplated in Section 1.3.(a) above and adjusted as set forth in Section 1.5., and shall be paid in the manner described in an instruction in the form of a flow of funds memo to be sent by the Sellers to Globant at least four (4) Business Days prior to Closing. Upon accreditation of the Closing Payment in the respective accounts, the Sellers shall deliver to Globant a duly executed acknowledgement confirming receipt of the Closing Payment. Regarding the Belatrix Spain Interests the acknowledgment confirming receipt of the Closing Payment shall be granted in the Spanish transfer deed as set out in section 3.2(I)(d) above. It is expressly agreed that the amounts corresponding to the Closing Payment, the Escrow Base Amount, the Escrow Additional Amounts or any amounts payable by the Purchasers hereunder may be funded and paid indistinctly by either Globant I or Globant II or in such proportions as Globant may determine.

(b) Each of the Sellers shall execute and deliver to Globant any and all documents in form and substance satisfactory to Globant, such that as on the Closing Date, the Sellers shall have sold, transferred and assigned the Purchased Interests to Globant, and Globant will collectively , directly and/or through the Company, own one hundred percent (100%), and not less than one hundred percent (100%), of the Belatrix Spain Interests, the Belatrix Colombia Interests, the Belatrix US Interests, the Belatrix Services Interests, the Belatrix Argentina Interests and the Belatrix Peru Interests, free and clear of any Liens. The direct transfer of the Belatrix Spain Interests (and indirect transfer of the Belatrix Colombia Interests, the Belatrix US Interests and the Belatrix Services Interests) shall be formalized by means of the Spanish transfer deed as set out in section 3.2(I)(d) above.

(c) Each of the Sellers and any other Person directly or indirectly appointed by the Sellers shall withdraw as directors and officers of the Company and the Subsidiaries. Each outgoing officer and director of the Company and the Subsidiaries (the “Outgoing Officers and Directors”) shall deliver a resignation, release and a waiver of claims for fees (except for the aggregate amount of USD 12,064 owned by Belatrix Argentina to the Sellers), labor and any other dues whatsoever, and their resignation from any appointment as attorney-in-fact issued by the Company and the Subsidiaries satisfactory to Globant. In relation to the Company and in accordance to Spanish law, the attorney-in-fact will not resign to his appointment but rather, his powers of attorney will be revoked by means of the resolutions to be drafted and executed by the Majority Purchaser before the Spanish notary as set out in clause section 3.2(I)(f) above.

(d) As applicable, and subject to the Closing actions in connection with Belatrix Spain described in section 3.2(I) above, the Company and the Subsidiaries shall hold meetings of their shareholders and/or board of directors and/or executive board, as applicable (or act by unanimous written consent, if permitted), wherein resolutions to take the following actions shall be duly adopted:

(i) The appointment of such persons as Globant may nominate as directors and officers of the Company and the Subsidiaries;

(ii) Accept and record the resignations of the Outgoing Officers and Directors;

(iii) To the extent required under applicable Laws, endorse the Belatrix Peru Interests and issue new certificates representing the same, on the name of Globant I or Globant II, as applicable; and

(iv) Take, as promptly as practicable, all such other actions as may be required to be undertaken by the Company and the Subsidiaries under their Organizational Documents or by any applicable Law for the time being in force, to give effect to the transaction contemplated hereby, including by way of making appropriate entries in the statutory registers or stock ledger of the Company and the Subsidiaries and making any filings with any Companies Registry or similar authority in each applicable jurisdiction.

(e) The Sellers shall execute and deliver to Globant a certificate stating that, as of the Closing Date, (a) each of the representations and warranties of the Sellers set forth in ARTICLE 5 of this Agreement remain true and correct in all respects on and as of the Closing Date (except to the extent such representations and warranties speak expressly as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date; (b) the obligations contained in this Agreement to be performed or complied by Sellers on or prior to the Closing Date, shall have been performed or duly complied with in all material respects; and (c) the conditions set forth in Section 4.2.(c), 4.2.(d), 4.2.(e) and 4.2.(g) have been complied.

(f) The Purchasers shall execute and deliver to the Sellers a certificate stating that, as of the Closing Date, (a) each of the representations and warranties of the Purchasers set forth in ARTICLE 6 of this Agreement remain true and correct in all respects on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date; and (b) the obligations contained in this Agreement to be performed or complied by Purchasers on or prior to the Closing Date, shall have been performed or duly complied with in all material respects.

(g) The Sellers and the Minority Purchaser shall execute the Belatrix Argentina Purchase Agreement, in form and substance reasonably satisfactory to the Sellers and the Minority Purchaser.

(h) The Sellers and Globant II shall execute the Belatrix Peru Purchase Agreement, in form and substance reasonably satisfactory to the Sellers and the Minority Purchaser, and in compliance with the terms of the Belatrix Peru bylaws and Peruvian corporate laws.

(i) The Sellers shall deliver to (a) Belatrix Argentina (with a copy to Globant) notices of transfer, duly executed by Sellers, in accordance with section 215 of the Argentine Companies Law 19,550 as amended (the “ACL”), dated as of the Closing Date and addressed to the respective board of directors of Belatrix Argentina, necessary for the registration on the books and records of Belatrix Argentina of the transfer of the Belatrix Argentina Minority Interests to Globant II, free and clear of all Liens; and (b) Belatrix Peru (with a copy to Globant) notices of transfer, duly executed by Sellers, dated as of the Closing Date and addressed to the respective board of directors of Belatrix Peru, necessary for the registration on the books and records of Belatrix Peru of the transfer of the Belatrix Peru Minority Interests to Globant II, free and clear of all Liens.

(j) The register of members, stock ledger or similar registry of the Company and the Subsidiaries shall be updated under applicable Law to reflect (i) Globant I as the sole owner of the Belatrix Spain Interests, and (ii) Globant II as shareholder of Belatrix Argentina and Belatrix Peru, and together with the Company as the exclusive and only shareholders of Belatrix Argentina and Belatrix Peru.

(k) The Sellers shall make available at the Companies’ corresponding offices to Globant:

(i) all original and signed documents and contracts, all information and details of the Company and the Subsidiaries’ bank accounts, checkbooks, digital certificates and passwords;

(ii) all other files, papers, books (including stock books, minutes books, shareholders’ registries and stock ledgers), statutory documents and records as may be inter alia maintained under applicable Laws related to the Company and the Subsidiaries as may be in their possession; and

(iii) all documents relating to the Intellectual Property rights and confidential information of the Company, without retaining any copies thereof; and shall also deliver any other property belonging to the Company which may be in the possession of the Sellers or any nominee or Affiliate of the Sellers.

(l) Each of the Sellers shall execute an Employment Agreement in substantially the form set forth in Exhibit 3.2.(l), and any other customary employment documentation (including Globant’s standard non-disclosure agreements and in the case of AHR, as employee of Belatrix US, also an arbitration agreement) granting in their favor the necessary faculties to manage, supervise and direct the Business of Company as specified in Section 1.7.

(m) The Sellers shall execute the Subscription Agreement, in the form set forth in Exhibit 1.3.(d).

(n) The Sellers and the Purchasers shall execute the Escrow Agreement, in substantially the form set forth in Exhibit 3.2.(n) (the “Escrow Agreement”).

(o) The Sellers and the Purchasers shall execute and deliver, or cause to be executed and delivered by the Company and the Subsidiaries, such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by them or the Companies and the Subsidiaries pursuant to this Agreement or otherwise reasonably required to consummate the transactions contemplated hereby.

ARTICLE 4

CONDITIONS TO CLOSING

4.1.         Mutual Conditions. The respective obligations of Sellers and Globant to effect the transaction contemplated in this Agreement are subject to the satisfaction prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any Governmental Body other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(b) No Action. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding against any of the Parties or any Affiliate thereof: (a) challenging or seeking the recovery of damages in connection with the transactions contemplated by this Agreement or any other Transaction Document; (b) seeking to prohibit or limit the exercise by Purchasers of any material right pertaining to the ownership of any of Purchased Interests or the Equity Interests of any Subsidiary of the Company; (c) that (if adversely determined) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any other Transaction Document; or (d) seeking to compel Globant or any Affiliate thereof to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement or any other Transaction Document.

(c) Antitrust Clearance in Colombia. The Sellers and Globant shall have received the Colombian Antitrust Clearance.

4.2.         Conditions to Close for Globant. The obligation of Globant to effect the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions, unless expressly waived in writing, in whole or in part, by Globant:

(a) Each of the representations and warranties of the Sellers set forth in ARTICLE 5 below, shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties speak expressly as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) as though made on and as of such date;

(b) The Sellers shall have performed in all respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and no breach of any covenant included in ARTICLE 8 has occurred;

(c) The Sellers shall have obtained, if applicable, the requisite waivers of any rights of first refusal or other restrictions on transfer from the shareholders of the Company or any of the Subsidiaries in respect of the sale of their respective proportion of the Equity Interests to the Purchasers;

(d) There shall not have occurred any Material Adverse Effect, and no event, circumstance or other Effect shall have occurred or shall exist that, in combination with all other events, circumstances and other Effects, would reasonably be expected to have or result in a Material Adverse Effect. “Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse and relating to (a) the condition, usefulness, value or benefits of the Purchased Interests; (b) the condition, liabilities, operations, results of operations of the businesses operated by the Company and its Subsidiaries; or (c) Globant’s right or ability to own or otherwise exercise rights of as holder of the Purchased Interests;

(e) All stock options, warrants and other instruments convertible into, exchangeable for or otherwise representing a right to purchase or acquire ordinary or preferred shares of capital stock or other equity interests or securities of the Company or any of the Subsidiaries shall have been terminated, on terms and conditions satisfactory to Globant;

(f) The Sellers shall have provided the Flow of Funds instructions to Globant in order for Globant to perform payment of the Closing Payment and the Escrow Amount;

(g) All approvals, consents, ratifications, permissions, permits, waivers or authorizations (including any governmental approval, authorization or clearance) required for the purchase and sale of the Purchased Interests shall have been obtained and are in full force and effect;

(h) An officer of the Company shall have delivered to Globant a certificate certifying that the conditions specified in Sections 4.2.(a), (b) and (c) have been fulfilled; and

(i) Each of the Sellers and the Key Employees shall have entered into a Severance Agreement, in substantially the form set forth in Exhibit 4.2.(i), with the Company and/or the respective Subsidiary that is his or her employer and those Severance Agreements entered into with Belatrix Argentina shall have been filed for homologation (homologación) with the applicable Governmental Body with jurisdiction over labor matters.

4.3.         Conditions to Close for the Sellers. The obligation of the Sellers to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Sellers:

(a) Each of the representations and warranties of the Purchasers set forth in ARTICLE 6 of this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) as though made on and as of such date;

(b) Globant shall have performed in all respects all obligations required to be performed by Globant under this Agreement at or prior to the Closing Date; and

(c) Globant shall have passed a resolution (in a form satisfactory to the Sellers), authorizing the person(s) signing this Agreement to so sign.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchasers that, except as set forth on the Disclosure Schedule attached as Schedule 5 to this Agreement (the “Disclosure Schedule”), the following representations are true and complete as of the date hereof and as of the Closing Date, except as otherwise indicated or otherwise agreed by the Parties in this Agreement. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this ARTICLE 5 to the extent it is readily apparent from a reading of the face of the disclosure (without independent reference to the text of any documents or agreements referred to therein) that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties, even if there may or may not be express references to the Subsidiaries, the term “Company” shall always be deemed to include the Company and all of its Subsidiaries and branches thereof (and any predecessor thereof), unless otherwise noted herein and except with respect to Sections 5.1., 5.2. and 5.3.

5.1          Organization, Good Standing and Authority of the Company and its Subsidiaries. Capitalization.

(a) The Company is a Spanish corporation (Sociedad Anónima) duly organized and validly existing, and is in good standing under the Laws of the jurisdiction of its organization, has full power and authority to own, operate or lease the properties and assets owned, operated and leased by the Company and to carry on its businesses, as it has and is currently conducted, and is licensed, authorized or qualified to do business, and is in good standing, in all other jurisdictions in which the properties owned or leased by the Company or the operation of its business requires that the Company be qualified or authorized to do business. All stock company actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to Closing.

(b) Each Subsidiary is a company duly organized and validly existing, and each Subsidiary or branch of the Company is in good standing under the Laws of the jurisdiction of its organization or incorporation, has full power and authority to own, operate or lease the properties and assets owned, operated and leased by the Subsidiary or branch and to carry on its businesses, as it has and is currently conducted, and is licensed, authorized or qualified to do business, and is in good standing, in all other jurisdictions in which the properties owned or leased by each of them or the operation of its business requires that the Subsidiary or branch be qualified or authorized to do business. All company actions taken by the Company and/or any Subsidiary in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to Closing.

(c) Section 5.1.(c) of the Disclosure Schedule contains detailed information of the Company, its Subsidiaries and branches, including the jurisdiction in which each of it is incorporated or organized, the jurisdictions in which it is qualified to do business, its authorized share capital or equity interests, the number of units or class of share capital or interests thereof duly issued and outstanding, the names of all equity owners and the number of capital shares or other equity interests owned by each equity owner, member or interest holder as of the date hereof and at Closing.

5.2.         The Sellers have delivered to Globant at Closing Date complete, true and correct copies of the charter documents or certificate of formation, operating agreement and registrations with the applicable authorities of the Company, the Subsidiaries and branches, in effect as of this date and as of Closing as included in Section 5.2.(a) of the Disclosure Schedule The list of directors, officers, legal representatives, managers and members of the Company, its Subsidiaries and branches as included in Section 5.2.(b) of the Disclosure Schedule is a complete and updated list of such positions and members of the Company and its Subsidiaries as of the date hereof.

5.3.         Authority. This Agreement has been duly executed and delivered by the Company and each of the Sellers and constitutes a legal, valid and binding obligation of the Company and such Seller, enforceable in accordance with its terms. The Sellers have full legal right and power and all authority required to enter into this Agreement and to consummate the transactions contemplated hereby, and are not subject to any legal, judicial or contractual restraint concerning the disposition of their properties in general or of the Purchased Interests specifically.

5.4.          No Claims. Neither the Company, the Subsidiaries nor the Sellers have received any notice or threat in writing of, and there are no pending, Legal Proceedings, which could reasonably be expected to:

(a) enjoin, restrict or prohibit the transfer of the Purchased Interests as contemplated by this Agreement; or

(b) prevent them from fulfilling their respective obligations under this Agreement.

5.5.         No Conflict. Neither the execution and delivery of this Agreement by the Company or the Sellers nor the consummation of the transactions contemplated herein by each of the Sellers will: (i) violate or conflict with or result in the breach of any Law or any order, judgment, injunction, stipulation or award entered by or with any Governmental Body or of any of the terms, conditions or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) pursuant to any of the terms conditions or provisions of, any note, indenture, mortgage, lease or other agreement, contract or instrument to which such Seller or the Company are a party or are bound or affected or result on the creation of any Lien upon the Purchased Interests, the properties, assets, operations or business of the Company or the Sellers; or (ii) violate the by Laws or the Organizational Documents of the Company or the Subsidiaries or any Law applicable to the Company or the Subsidiaries.

5.6.         Capitalization.

(a)       Exhibit A sets forth the capitalization table of the Company and the Subsidiaries, respectively. Each of (i) the Sellers owns all of the Belatrix Spain Interests, the Minority Belatrix Argentina Interests and the Minority Belatrix Peru Interests, and (ii) the Company owns all of the Belatrix Colombia Interests, Belatrix US Interests and Belatrix Services Interests; in respect of clauses (i) and (ii), in the number and class indicated in Exhibit A, free and clear of any Liens. The Equity Interests set forth in Exhibit A represent one hundred percent (100%) of the issued and outstanding share capital of the Company and the Subsidiaries, as detailed therein. All of Equity Interests set forth therein have been duly authorized and issued and are legally and beneficially owned directly by the Sellers or by the Company, as the case may be, in the manner set forth in Exhibit A, and are fully paid and non-assessable. All of such Equity Interests were issued in compliance with applicable Laws. Such Equity Interests were not issued in violation of the Organizational Documents of the Company or any Subsidiary or any other agreement, arrangement or commitment to which a Seller or the Company or any Subsidiary is a party and are not subject to or in violation of any preemptive or similar rights of any other Person or entity.

(b) Each Seller has good and marketable title to the Purchased Interests of the Company, Belatrix Argentina and Belatrix Peru owned by such Seller, and has the full right, power and authority to sell, assign, transfer and deliver such Purchased Interests.

(c) After giving effect to the Closing, the capital stock of the Company will be as described in Section 5.6.(c) of the Disclosure Schedule, and all of it is duly and validly authorized and issued, fully paid and non-assessable, free and clear of all Liens. Globant I will be the sole shareholder of the Company holding one hundred percent (100%) of the Belatrix Spain Interests and, collectively with Globant II, of one hundred percent (100%) of the Belatrix Colombia Interests, the Belatrix US Interests, the Belatrix Services Interests, the Belatrix Argentina Interests and the Belatrix Peru Interests, in all cases, free and clear of any Liens.

5.7.         Options and Commitments.

(a) There are no put options, call options, commitments (including but not limited to revocable or irrevocable capital contributions), exchange rights, preferential rights, shareholders agreements, plans or other covenants of any nature that are outstanding, that provide for the purchase, issue or sale of any of the Purchased Interests or agreements that grant to any Person conversion or exchange rights in connection with the Equity Interests of the Company or the Subsidiaries, or pursuant to which any Person may be entitled to receive or subscribe in any capacity, shares issued or to be issued by the Company or the Subsidiaries, nor are there any special rights to receive dividends or other distributions in respect of such securities of the Company or the Subsidiaries.

(b) There are no outstanding or authorized, or any promise to issue or grant, stock appreciation rights, stock option agreements, phantom stock, profit participation, or similar rights with respect to the Company or any of the Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company, any of the Subsidiaries, or any Seller is a party with respect to the voting of the capital shares or other equity interest of the Company and/or any of the Subsidiaries.

(c) There no outstanding, or any promise to issue or grant, warrants or other instruments convertible into, exchangeable for or otherwise representing a right to purchase or acquire ordinary or preferred shares of capital stock or any other equity interests or securities of the Company and/or any of the Subsidiaries.

(d) Except for this Agreement, there are no agreements or other commitments that are legally binding and enforceable, or other rights or arrangements in existence with respect to the issue, redemption, conversion, exchange, vote or transfer of any of the Equity Interests of the Company and/or any of the Subsidiaries, except for those arising from the imperative legal precepts of each applicable Law.

5.8.          Powers of Attorney. Except for those included in Section 5.8 of the Disclosure Schedule, the Company has not granted any power of attorney or similar authority which remains in force as of the Closing Date.

5.9.          Litigation. Except as set forth in Section 5.9 of the Disclosure Schedule, there is no claim, action, cause of action, demand, Lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity (an “Action”) initiated or, to the best of the Company’s or each of the Seller’s Knowledge, threatened (a) against the Company or any Seller or any officer, director or employee arising out of their relationship with the Company, (b) that questions the validity of the Transaction Documents or the right of the Company or each Seller to enter into them, or to consummate or delay the transactions contemplated thereunder, or (c) that would, either individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Neither Seller, nor the Company or any of its officers or directors is a party or is named as subject to the provisions of any writ, judgment, decree, award, ruling, injunction or similar order of or consent agreement with any Governmental Body, in each case whether preliminary or final, written or oral (an “Order”) (in the case of officers or directors, such as would affect the Company) except for those included in Section 5.9 of the disclosure Schedule. There is no action, suit, proceeding or investigation by any Seller or the Company pending or which any Seller or the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company or any Seller, as applicable) involving the prior employment of any of the Company’s officers, employees, its services provided in connection with the business, any information or techniques allegedly proprietary to any of their former officers or employers or their obligations under any agreements with prior employers.

5.10. Taxes.

(a) The Company has filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Bodies (central, state, local or foreign) all Tax Returns required to be filed on or before the date hereof and each such Tax Return was correct and complete when filed, and were prepared in compliance with all applicable Laws.

(b) All Taxes with respect to any taxable period ending on or prior to the Closing Date (including such Taxes for any straddle period which are allocable for such period ending prior to the Closing Date) and all Taxes due and payable (whether or not shown as due) on Tax Returns required to be filed on or before the Closing Date with respect to the Company have been paid in full or adequate reserves or the accrual therefor have been provided and reflected on the Financial Statements of the Company pursuant to Section 5.12 of this Agreement.

(c) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other Tax returns required to be filed by or with respect to the Company.

(d) None of the Tax Returns of or with respect to the Company is currently being audited or examined by any federal, state, local or foreign taxing Governmental Body. No such audits or examinations are being conducted or are threatened in writing with respect to the Company or any Seller. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. There is not any extension of time in force with respect to the due date for the filing of any Tax return or with respect to the Company.

(e) No assessment, deficiency or adjustment for any Taxes has been asserted, proposed or threatened with respect to any Taxes or Tax returns of or with respect to the Company. The Company has paid all Taxes due under applicable Law. No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. There are no Liens on any of the Equity Interests or on any of the assets of the Company that arose in connection with any failure or alleged failure to pay any Tax or file any Tax Return.

(f) There is no dispute or claim concerning any Tax Liability of the Company notified by any means whatsoever, by any federal, state, local or foreign taxing Governmental Body. The Company has not received any ruling from any Governmental Body with respect to Taxes.

(g) The Financial Statements of the Company accurately reflect unpaid Taxes for the periods covered thereby.

(h) The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements. The Company has not been notified by any means whatsoever, by any federal, state, local or foreign Governmental Body that it is required to pay any amount for Taxes of any Person as a transferee or successor, by contract or otherwise.

(i) All Taxes that the Company is or was required to withhold or collect in connection with amounts paid or owing to any shareholder, former shareholder, employee, independent contractor, creditor, customer, member or other party have been duly withheld or collected, and to the extent required, have been paid to the proper central, state, local or foreign taxing Governmental Body or other Person. The Company has complied with all information reporting and backup withholding provisions of applicable Law.

(j) No payments are due or will become due by the Company pursuant to any Tax indemnification agreement.

(k) There is no fact which has occurred prior to the Closing that will lead any Governmental Body to request from the Company and their shareholders, members of the board of directors or similar corporate body to make any payment because of breach of any Laws in respect of Tax.

(l) All agreements and transactions to which the Company is or has been a party have been made at arm's length basis. The Company is in compliance in all material aspects with all applicable transfer pricing Laws.

(m) The Company has not at any time entered into or been party to any transactions, schemes or arrangements that either: (a) were entered into solely or wholly or mainly with a view to avoiding, reducing, postponing or extinguishing any actual or potential Liability to Tax; (b) could be reclassified for the purposes of Tax under any legislation, enactment or other Law or otherwise by any Governmental Body or statutory body or authority; or (c) which could result in any claim or proceeding against the Company or used as evidence against it in any proceedings pertaining to Tax avoidance, either against the Company, or any of the shareholders.

(n) The Financial Statements of the Company and each of the Subsidiaries accurately reflect unpaid and accrued taxes of the Company and each of the Subsidiaries for the periods covered thereby. No material deficiency for any taxes has been assessed with respect to the Company and each of the Subsidiaries that has not been abated, paid in full or adequately provided for on or disclosed in the Financial Statements, and the Company and each of the Subsidiaries has paid all material taxes due and the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will not conflict or result any deficiency for any Taxes or result in a change in the accounting method or principles or in its auditing practices.

(o) The unpaid Taxes of the Company do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto). Since the date of the most recent balance sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in IFRS, outside the ordinary course of business consistent with past custom and practice.

(p) The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the applicable Closing Date; (b) use of an improper method of accounting for a taxable period ending on or prior to the applicable Closing Date; (c) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the applicable Closing Date; (d) intercompany transaction; (e) installment sale or open transaction disposition made on or prior to the Closing Date; or (f) prepaid amount received on or prior to the applicable Closing Date.

(q) The Company has never been a United States real property holding corporation within the meaning of Section 897(c) of the Code.

(r) The Company (a) is not a domestic corporation for purposes of any provision of the Code, (b) is not a ‘‘controlled foreign corporation’’ as defined in Section 957 of the Code, (c) is not a ‘‘passive foreign investment company’’ within the meaning of Section 1297 of the Code, and (d) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Neither the Company nor any Subsidiary except for Belatrix US, has made an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(s) The Company is not and has not been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and the United States Treasury regulations.

(t) Except as set forth in Section 5.10 of the Disclosure Schedule, no Tax is required under any Law to be withheld or deducted from any amount constituting the Purchase Price.

(u) Neither the Company nor any Subsidiary has participated in any way in any transaction designated by, or required to be disclosed to, a Governmental Body as a “tax shelter” or similar or analogous designation, or any transaction with respect to which Taxes assessed on audit may be increased as a result of the terms or circumstances of the transaction under the Tax Laws of any jurisdiction.

5.11.       Consents and Approvals. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby by the Company or the Sellers will not require such Seller or the Company to obtain any permit, consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person, entity or Governmental Body, except for those permits, consents, antitrust clearance, approvals and authorizations necessary to consummate the transactions contemplated in this Agreement, especially regarding the Colombian Antitrust Clearance and the Argentinian Antitrust Clearance and those detailed in ARTICLE 3 (including, but not limited to, the shareholders’ resolutions approving the transaction in the framework of this Agreement, especially for the purpose of Article 160.f) of the Spanish Capital Corporations Act). The Company has satisfied and obtained all necessary corporate requirements, rights and permits of any kind and has the power and authority to conduct its business as presently being conducted, and to own, lease, use and operate its assets in the jurisdictions where they are currently located, and in the manner in which they are currently being used and operated. No misrepresentations or omissions have been made by the Company or the Sellers in obtaining the Colombian Antitrust Clearance.

5.12.       Financial Statements. (a) Section 5.12 of the Disclosure Schedule contains a true, correct and complete copy of (i) the audited financial statements of the Company and each of the Subsidiaries, for the fiscal year ended on December 31, 2018, and (ii) the unaudited financial statements of the Company and each of the Subsidiaries for the applicable interim period ended on June 30, 2019 (jointly (i) and (ii), the “Financial Statements”). In addition, at Closing the Sellers will deliver to Globant, financial information of the Company and each of the Subsidiaries relating to revenues, financial debt and cash balances in the Company’s bank accounts, accounts receivable (including unbilled receivables), and accounts payable as of the Closing Date (the “Financial Information as of the Closing Date”). The Financial Statements (i) comply with all applicable accounting requirements, and (ii) were prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby.

(b) The Financial Statements (i) present in all respects the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and its Subsidiaries, as of the indicated dates and for the indicated periods, subject in the case of the interim consolidated financial statements referred to above to year-end accruals made in the ordinary course of business, and (ii) have been duly approved, accepted, ratified, filed or endorsed in accordance with all applicable Laws, applicable accounting principles and the Organizational Documents of each of the Company and the Subsidiaries. The Financial Statements as well as the actual financial results reflected in the financial data are complete and correct and fairly stated in accordance with the books and records of the Company and the Subsidiaries and present the results of operations and the cash flows of the Company and its Subsidiaries as at the dates specified, in conformity with IFRS, in all cases applied on a consistent basis. The accruals and/or provisions recorded as accounted for in the applicable Financial Statements, including accruals for vacation expenses, severance payments, bonus and prepayment accruals, warranties and Taxes for each of the Company and the Subsidiaries are accounted for on such applicable Financial Statements and are adequate and properly reflect the expenses associated therewith in accordance with the applicable accounting principles, in each case. The Financial Information as of the Closing Date to be delivered at Closing will be complete and correct and will fairly reflect the information stated therein in accordance with the books and records of the Company and the Subsidiaries.

(c) There are no significant deficiencies in the internal controls of the Company which could adversely affect the ability of any Company to record, process, summarize and report financial data. The management of the Company has not identified for the Company’s outside auditors any material weaknesses in internal controls nor is it aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company. The Company maintain accurate books and records reflecting their respective assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements.

(e) Section 5.12.(e) of the Disclosure Schedule lists (i) all securitization transactions and “off-balance sheet arrangements” (as such term is understood pursuant to applicable accounting principles) effected by the Company, and (ii) all non-audit services performed by the Company’s auditors for the Company.

(f) The Company has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company.

(g) The books of account and other financial records of the Company: (i) reflect all material items of income and expense and all material assets and liabilities required to be reflected therein in accordance with the applicable accounting principles; (ii) are in all material respects complete and correct; and (iii) do not contain or reflect any material inaccuracies or discrepancies.

(h) Since January 1, 2013, neither the Company nor, to the Sellers’ Knowledge, any officer, director, agent or other representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company with respect to the Financial Statements or the internal accounting controls of the Company, including any written or oral complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. Neither the Company nor any of the Company’s accountants has identified or been made aware of (i) any fraud, whether or not material, that involves the Company’s management or any other current or former employee, consultant, contractor or director of the Company who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

5.13.       Ordinary Course. Since December 31, 2018, the Company has conducted its business in the ordinary and usual course of business and consistent with past practice and have not (i) suffered any damage or other casualty loss (whether or not covered by insurance); (ii) issued, sold, transferred, leased any properties or assets, merged with, entered into a consolidation, acquired an interest or a substantial portion of assets or business of any Person or otherwise acquired any material asset, or made any capital expenditure or commitment for any capital expenditure other than the ordinary course of business consistent with past practice except for a certain real estate plot located at General Espejo No. 759, Mendoza (Argentina); (iii) issued or sold any units, membership interests, capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in the Company; (iv) borrowed any amount or incurred or become subject to any liabilities or entered into any guarantee, permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any encumbrance of any nature or discharged or otherwise obtained the release of any encumbrance or paid or otherwise discharged any Liability of any nature; (v) made any loan or advances to, guarantees for the benefit of, or investments in, any Persons; (vi) directly or indirectly engaged in any transaction, agreement or entered into any arrangement with any officer, director, member or other affiliate or relative of such Person; (vii) amended its Organizational Documents; (viii) made any change in the accounting method or principles or in its auditing practices; (ix) failed to pay any creditor any amount owed to such creditor when due; (x) entered into any agreement, arrangement or transaction with any of its directors, officers, managers, members, employees or shareholders (or with any relative, beneficiary or spouse of such Person); (xi) granted, increased or promised to increase or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company (except for that deriving from compliance with the applicable collective labor agreement or applicable legislation, and without prejudice of the periodic increases in the salaries that are part of the ordinary course of business and practices of the Company and the payment of a bonus to Mr. Alejandro Héctor Robbio for an amount of USD 337,143 paid by Belatrix Software Inc.); (xii) amended, terminated, canceled or compromised any claims or waived any other rights of value; (xiii) allowed any permit that was issued or relates to the Company or otherwise relates to any asset of the Company to lapse or terminate or failed to renew any such permit or any insurance policy; (xiv) amended, modified or consented to the termination of any contract with clients or any of the Company's rights thereunder; (xv) made any charitable contribution or made any express or deemed election or settled or compromised any Liability, with respect to Taxes of the Company; or (xvi) entered into an agreement whether in writing or otherwise or granted similar rights or commitments to do any of the foregoing.

5.14.       Liabilities. The Company does not have any debt, Liability, obligations or loss contingencies of any kind, except those reflected in the Financial Statements and liabilities incurred since the date of the Financial Statements in the ordinary course of the business consistent with past practices which do not and could not have a Material Adverse Effect on the Company.

5.15.       Material Contracts. Section 5.15. of the Disclosure Schedule sets forth a list of all material contracts, agreements and instruments of the Company (each, a “Material Contract”). There are no other agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that (i) involve (A) any major customer (“Major Customer Agreements”), (B) payment obligations (contingent or otherwise) of, or payments from, the Company in excess of US$100,000, (C) any restrictions or limitations on the Company’s right to do business or compete in any area or any field with any Person or to develop, distribute, operate, or otherwise engage in the Company’s products and services or the business of the Company, (D) the grant to any Person other than the Company of any exclusive license, supply, distribution or other rights, “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights, or exclusive rights to purchase any of the Company’s products or services, or (E) any real property leases, or (ii) are otherwise material to the Company or its business. Each Material Contract is valid and binding on the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, and is in full force and effect. The Company has not waived, or assigned or purposed or agreed to assign to any other Person, any of its material rights under any Material Contract. The Company has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such contracts, agreement or instrument to which the Company is a party or by which the Company is bound. There are no Material Contracts imposing obligations on the Company which compliance could reasonably be expected to be beyond the operational possibilities of the Company, in the ordinary course of business, and, to the Sellers’ Knowledge, there are no current or past events that could potentially delay, hinder or impede compliance of such Material Contracts’ obligations, nor are there any irregularities in any project assigned to the Company that could result in a material breach, early termination of or claim under such Material Contracts. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of default by the Company or event of acceleration, termination or claim under any such contracts, agreement or instrument to which the Company is subject. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any Material Contract to which the Company is a party or by which the Company, or any of its respective properties or assets, are bound or affected. There are no claims of default or breach under any contract, agreements or instrument to which the Company is a party or by which is bound. and there is no other event or circumstance that will or would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any such claim by third parties.

5.16.       Assets.

(a) The Company has clear, good, valid and marketable title to, or a valid leasehold interest in its assets, whether owned, leased or used, free and clear of all Liens. The Company owns or has a valid leasehold interest in all assets necessary for the conduct of its business as presently conducted. Section 5.16.(a) of the Disclosure Schedule includes a detail of immovable assets and inventory of movable assets of the Company as registered in the Financial Statements.

(b) Where any tangible assets are used but not owned by the Company, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or license in respect of the use of such assets. All leases pursuant to which the Company leased (whether as lessee or lessor) any real or any other tangible property used in their business are valid and effective.

(c) The Company owns or has the right to use each asset necessary for the effective operation of their businesses as now carried on. All assets owned or used by the Company are in their possession and under their control.

5.17.       Banking & Finance.

(a) Section 5.17.(a) of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(i)	the name and location of the institution (including bank code) at which such account is maintained;

(ii)	the name in which such account is maintained, the account number;
(iii)	a description of such account and the purpose for which such account is used; and
(iv)	the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) Except as set forth in Section 5.17.(b) of the Disclosure Schedule, there is no current or past borrowings (including credit, loan, financial lease, factoring arrangements) for the Company. The Company has not lent any money that has not been repaid.

(c) No encumbrance nor any guarantee, suretyship, indemnity or similar commitment has been given by or entered into by the Company in respect of its obligations or the obligations of a third party including any shareholders of the Company.

(d) The consummation of the transaction will not result in any present or future indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity or any loan facilities of the Company being withdrawn under any agreement or arrangement.

(e) The Company has not created any charge or other security interest, since its incorporation, in favor of any Person as security for any loan, borrowing or other financial assistance incurred by the Company.

5.18.       Clients. (a) Section 5.18. of the Disclosure Schedule sets forth for the Company: (i) the clients measured by revenues generated from each such client as of Closing Date, and (ii) the clients currently under contract (measured by revenues expected but not guaranteed to be generated) for the following 12-month period. To the best of the Sellers’ Knowledge, none of such clients identified pursuant to clause (ii) above has informed to the Company that: (A) it is terminating or considering terminating the handling of its business by the Company, as a whole or in respect of any particular project or service; or (B) is planning to reduce its future spending with the Company in any manner. None of the current contracts of such clients with the Company entitles the client to terminate it due to the consummation of the transactions contemplated in this Agreement. All contractual relationships between the Company and its clients are in full force and effect pursuant to applicable Laws on the Closing Date and such contracts are not expiring or subject to renegotiation before ninety (90) days following Closing, provided that the terms and conditions of the contract currently in force with Banco de Crédito del Perú are under renegotiation.

Without limitation, none of the Sellers, gives any representation or warranty concerning any estimates, forecasts, projections or other predictions regarding the clients of the Company. Any information or materials that may have been provided or made available to the Purchasers or any of their Affiliates or their respective representatives are not, and shall not be deemed to be, representations and warranties of the Sellers, except as set forth in this ARTICLE 5. The Sellers hereby expressly disclaim any reliance whatsoever on any representation, warranty or other statement of the Sellers, except for the representations and warranties set forth in this ARTICLE 5.

(b) The consummation of the transactions contemplated by this Agreement shall not affect the continuity of the business and operations of the Company as currently conducted, including any relationship with any key vendor, provider or supplier.

5.19.       Accounts Receivable. All accounts receivable of the Company reflected in the Financial Statements and on the Financial Information as of the Closing Date (other than those already paid) are valid bona fide accounts receivables subject to no setoffs or counterclaims, other than in accordance with applicable accounting principles (IFRS) or as required by applicable Law, and are current (i.e., a period of time no longer than 120 calendar days has elapsed since its due date) and collectible in the ordinary course of business of the Company (within sixty (60) calendar days after the date on which it first became due and payable) (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with IFRS consistently applied) (the “Accounts Receivable”). A true, correct and complete list of the Accounts Receivable of the Company reflected on the Financial Information as of the Closing Date, showing the aging thereof, is included in Section 5.19. of the Disclosure Schedule. The Company has not received any notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor. No Person has any Lien on Accounts Receivable or any part thereof, and no agreement for rebate, deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such Accounts Receivable.

5.20.       Prepayments, Prebilled Invoices and Deposits.

(a) Section 5.20.(a) of the Disclosure Schedule sets forth, as of July 31, 2019 (i) all prepayments, prebilled invoices and deposits that have been received by the Company from customers for products or services to be performed, after such date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits for the Company, to the extent that they were received prior to December 31, 2018, are properly accrued for on the applicable Financial Statements.

5.21.       Intellectual Property.

(a) Patents. Section 5.21.(a) of the Disclosure Schedule sets forth an accurate and complete list of all Patents in which the Company or one of its Subsidiaries has an ownership interest or which have been exclusively licensed to the Company or one of its Subsidiaries (collectively the “Company Patents”), identifying for each of the Patents (A) the patent number and issue date (if issued) or application number and filing date (if not issued), (B) its title, (C) the named inventors, (D) whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries and (E) its current status. No Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, to the Sellers’ Knowledge, no such action is or has been threatened with respect to any of the Company Patents and there is no patent of a third party interfering with any Company Patent.

(b) Copyrights. Section 5.21.(b) of the Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, all pending applications for registration of Copyrights filed anywhere in the world, and all unregistered Copyrights that are material to the business of the Company, that are owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries (collectively the “Company Copyrights”).

(c) Trademarks. Section 5.21.(c) of the Disclosure Schedule sets forth an accurate and complete list of all registered and material unregistered Marks owned (in whole or in part) or exclusively licensed by the Company or any of its Subsidiaries (collectively “Company Marks”), and specifically lists all registrations and applications for registration with all Governmental Bodies that have been obtained or filed with regard to such Company Marks, identifying for each (A) its registration (as applicable) and application numbers, (B) whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary, (C) its current status and (D) the class(es) of goods or services to which it relates. All Company Marks registered with any Governmental Body, and for which applications to register have been filed with such Governmental Body which are being used, have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively. There has been no prior use of any material Company Mark by any third party that would confer upon such third party superior rights in such Company Mark. No Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the Sellers’ Knowledge, no such action is or has been threatened with respect to any of the Company Marks.

(d) Actions to Protect Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect its material Intellectual Property Rights and maintain the confidentiality of all of the Trade Secrets of the Company or any of its Subsidiaries and other confidential information of the Company or its Subsidiaries.

(e) Adverse Ownership Claims. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the ownership by the Company or any of its Subsidiaries of any of the material Intellectual Property Rights owned (in whole or in part) or exclusively licensed to the Company or any of its Subsidiaries or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, nor to the Sellers’ Knowledge, is there a reasonable basis for any such claim.

(f) Validity and Enforceability. Each of the registered Company Marks, the Company Patents and registered Company Copyrights (collectively, the “Company Registered IP”) is valid and enforceable (provided however, no representation or warranty is made regarding the validity or enforceability of any patent application), and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging or questioning the validity or enforceability of any of the Company Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Company Registered IP is invalid or unenforceable or has been misused.

(g) Status and Maintenance of Company Registered IP. The Company has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Registered IP) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including, with respect to the Company Patents, failing to disclose any known material prior art in connection with the prosecution of patent applications). All Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP.

(h) Inbound License Agreements. Section 5.21.(h) of the Disclosure Schedule sets forth a complete and accurate list of all Inbound License Agreements, indicating the title and the parties thereto. The rights licensed under each Inbound License Agreement shall be exercisable by the Company on and after the applicable Closing to the same extent as by the Company or its applicable Subsidiary prior to the applicable Closing. No loss, breach or expiration of any Intellectual Property Rights licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or reasonably foreseeable or, to the Sellers’ Knowledge, threatened. No licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Company or any Subsidiary to the Intellectual Property Rights licensed thereunder.

(i) Outbound License Agreements. Section 5.21.(i) of the Disclosure Schedule accurately identifies each Outbound License Agreement. With respect to each Outbound License Agreement, the Company or a Subsidiary thereof is the sole and exclusive owner of all Improvements of the software or other Technology licensed under such Outbound License Agreement, including all Improvements made by the licensee or third parties. All software or other Technology provided by the Company or any of its Subsidiaries under any Outbound License Agreement is in compliance with all applicable Laws and the terms of such Outbound License Agreement.

(j) Sufficiency of IP Assets. The Company Intellectual Property Rights constitutes all of the Intellectual Property Rights necessary for the conduct of the business of the Company as currently conducted.

(k) No Encumbrances. Except for Inbound License Agreements, Outbound License Agreements, and any agreements referenced in the exclusions to those two defined terms, there are no outstanding options, licenses, agreements, claims, Liens, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property Rights, nor is the Company or any of its Subsidiaries bound by or a party to any other options, licenses or agreements of any kind (including any source code escrow arrangement) with respect to the Technology or Intellectual Property Rights of any other Person.

(l) No Infringement by the Company or Third Parties. None of the products, processes, services, or other technology or materials, or any other Intellectual Property Rights, developed, used, leased, licensed, sold, imported, or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company or any of its Subsidiaries, nor any other activities or operations of the Company or any of its subsidiaries, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property Rights of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No Company Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any such Subsidiary or, in the case of any Intellectual Property Rights licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any Person. To the Sellers’ Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries.

(m) Inventions by Personnel. It will not be necessary to use any inventions of any of its employees or contractors (or Persons it currently intends to hire) made prior to their employment by the Company or any of its Subsidiaries. Each former and current employee, contractor, advisor and consultant of the Company or any of its Subsidiaries that has been or currently is involved in the development of Company Intellectual Property Rights for the Company or any of its Subsidiaries has validly assigned to the Company or a Subsidiary all Technology and Intellectual Property Rights that he or she owned prior to such assignment that they developed in the course of their employment (in the case of employees) and/or in the course of their engagement (in the case of contractors, advisors and consultants) and that are incorporated or embodied in any Company Intellectual Property Right owned by the Company or any of its Subsidiaries or are otherwise related to the business of the Company.

(n) Open Source. Neither the Company nor any Subsidiary has embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company or any Subsidiary to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property Right (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works, (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property Right, (iii) the creation of any material obligation for the Company or any Subsidiary with respect to Company Intellectual Property Rights owned by the Company or any Subsidiary, or the grant to any third party of any rights or immunities under Company Intellectual Property Rights owned by the Company or any Subsidiary or (iv) any other material limitation, restriction or condition on the right of the Company or any Subsidiary with respect to its use or distribution of any Company Intellectual Property Rights.

(o) Employee Agreements. Each current and past employee, consultant, advisor, contractor and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information (the “Confidential Information Agreements”). No current or former employee, consultant, advisor, contractor or officer has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. To the best of the Sellers’ Knowledge, none of the Company’s employees, consultants, advisors, contractors or officers is in violation of such Confidential Information Agreements.

5.22.       Insurance.

(a) The Company has any and all insurance required by applicable Law or by any contractual obligation assumed by the Company. The Company carries insurance with respect to its properties, assets and business in the amounts and under policies as stated in Section 5.22 of the Disclosure Schedule, including such policies of insurance that are required to the nature of the business conducted by it and pursuant to the contracts with clients of the Company, and each such policy is in full force and effect (including renewals thereof) as of the Closing Date. To the best of the Sellers’ Knowledge, the properties, assets and business of the Company are not undersecured in comparison with the standards of the market where each of the Company and its Subsidiaries operates.

(b) There are no notifications served in compliance with applicable Law with regards to any Liability under such insurances being avoided by the insurers, and transactions contemplated hereby do not have the effect of terminating, or entitling any insurer to terminate, or cover under any such insurance. Such insurance policies shall remain in full force and effect from and after the Closing Date. The Company has not received, and none of the Sellers has received, any written notice of cancellation, of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. All premiums due under such insurance policies have been paid in accordance with the terms thereof.

(c) No claim is outstanding by the Company under any policy of insurance held by it and there are no circumstances likely to give rise to such a claim.

5.23.       Employees.

(a) The Company is in compliance in all material respects with all applicable foreign, federal, state and local Laws, rules and regulations relating to labor practices, employment, Labor Agreements and Labor Permits and Regulations including, without limitation, provisions and regulations thereof relating to terms and conditions of employment, employment practices, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights, benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance and the payment of social security and other Taxes.

(b) The Company materially complies with all contractually and statutory based payment obligations regarding the employees. All salaries and other payments that have become due to the employees and workers have been duly paid, and there are no payments outstanding to any of its employees and workers. Vacations, bonuses, mandatory bonuses and any other labor and social security obligations and Taxes accrued until Closing in connection with employees of the Company have been paid or the accrual therefore is reflected pursuant to Section 5.12 of this Agreement.

(c) The Company has no labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or grievances). Neither the Company nor any of its employees is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company.

(d) There is no pending outstanding or, to the best of Sellers’ Knowledge, threatened claim from any of the Company’s employees against the Company and the Sellers are not aware of any circumstances which may give rise to such a claim.

(e) Section 5.23.(e) of the Disclosure Schedule sets forth the number of each employee’s record number, hire date of employment, date of incorporation of benefits, job title, monthly basic compensation and any other type of compensation, place of work, type of employment, eligibility to obtain bonus, annual days of paid time off, and other benefits for each regular, full time or part time employee of the Company. There are no written employment contracts related to any employees of the Company and no consulting agreements to which the Company is a party, except as set forth in Section 5.23.(e) of the Disclosure Schedule. Section 5.23.(e) of the Disclosure Schedule lists each employee benefit plan sponsored, maintained, contributed to by the Company or to which the Company has any Liability, contingent or otherwise, for the benefit of any employee or former employee of the Company. The Company has not granted or promised an increase in any employee’s compensation, bonuses, incentives or any benefit that would become effective after the Closing, except for the transfer of record ownership of vehicles currently under leasing from Belatrix Argentina to Key Employees or to Sellers.

(f) Section 5.23.(f) of the Disclosure Schedule, sets forth a list of the Company’s employee’s and workers entitled to receive performance bonus to be paid as of the Closing Date for the period January 1, 2019 to December 31, 2019, including, their position and bonus range for each position and reflecting any and all Company´s bonus policies, performance bonus, profit sharing, commission, discretionary bonus arrangements, share option schemes, profit related pay schemes, or employee share ownership plans of the Company for each such Company’s employee’s and/or workers. There has been no alteration or amendment to the Company’s bonus policies during the past three years. The Company has no outstanding debt or payment obligation of any nature related to employee’s performance bonus or any other obligation.

(g) Section 5.23.(g) of the Disclosure Schedule, sets forth the current profit sharing, commission, discretionary bonus arrangements, share option schemes, profit related pay schemes, or employee share ownership plans in respect of any of the directors, employees or workers of the Company.

(h) The consummation of the transaction contemplated hereby will not entitle any manager, director, officer or employee to terminate their employment and receive any payment or other benefits (except for the Transaction and Retention Bonus referred to in Section 2.2 above) or result in the acceleration of the time of payment or vesting of any awards or benefits under any Labor Agreements or Employee Benefit Plans. Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director or officer, employee or worker or to their dependants in connection with, or related to the transaction contemplated hereby (except for the Transaction and Retention Bonus referred to in Section 2.2 above).

(i) Section 5.23.(i) of the Disclosure Schedule sets forth a list of the Company’s current independent contractors and for each the initial start date of the engagement, termination date of the engagement, a description of the remuneration arrangements applicable to each independent contractors and a brief description of the services provided.

(j) Section 5.23.(j) of the Disclosure Schedule sets forth a list of the Company’s employees considered to be the “Management Team”. As of the date of this Agreement, none of the employees in the Management Team list, except for Mr. Juan Fernando Valdemoros who will work for the Company until July 31st, 2019, have given written notice to the Company or any of the Sellers to resign from his or her employment or has terminated his or her employment with the Company. None of the Selling Parties has any reason to believe that any of such key employees intend to resign from employment after consummation of the transactions contemplated by this Agreement.

5.24.       Compliance with Law; Permits.

(a) The Company has complied, in all material respects, with all applicable Laws and is not in violation of any applicable Law relating to the operation of its business, and has not received notice of any such violation. All permits, licenses, approvals, certifications, registrations, consents and similar authorizations of the Company required to conduct its business and to own, lease, use and, when applicable, operate its assets are currently in full force and effect, are not in default, and are valid under applicable Laws according to their terms, notwithstanding those permits, licenses, approvals, certifications, registrations, consents and similar authorizations which, as the case may be, may be subject to ordinary and customary proceedings of prorogation or extension. There is no legal action, governmental proceeding or investigation pending against the Company or threatened against the Company to terminate, suspend or modify any permit and the Company is in compliance in all respects with the terms and conditions of all permits, including all requirements for notification, filing, reporting, and maintenance of records.

(b) All legal and procedural requirements in relation to all mandatory filings with all Governmental Bodies have been duly and properly complied with in all material respects and the Company is not in violation of any material requirements or obligations pursuant to any applicable Laws.

(c) Neither the Company nor any of the Sellers or any of their directors, officers or employees, executive officers, directors or any individual, entity, or organization holding any ownership interest or controlling interest in either Company or the Sellers is an individual, entity, or organization with whom Globant is prohibited from dealing by any United States Law, regulation, or executive order, including, without limitation, names appearing on the U.S. Department of the Treasury’s Office of Foreign Assets Control’s and Specially Designated Nationals and Blocked Persons List.

5.25.       Affiliated Transactions.

(a) No manager, officer, director, employee, stockholder or affiliate of the Company or any individual known to be related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any outstanding contract with the Company or has any interest in any property used by the Company, except for the property located at Darragueira 7097, Chacras de Coria, Lujan de Cuyo, Mendoza, Argentina, which is owned by LHR and Ms. María Cristina Gagliardi.

(b) All contracts, agreements and arrangements between the Company and related parties have always been on arms' length terms and in compliance with transfer pricing rules and regulations.

5.26.       Dividends. Except as set forth in Section 5.26. of the Disclosure Schedule, since December 31, 2018, the Company has not declared or distributed any dividends or made other distributions (whether in cash, stock, or property, or any combination thereof). There are no dividends due to any present or past shareholder of the Company.

5.27.       Sellers Credit. Except as detailed in Section 5.27 of the Disclosure Schedule, none of the Sellers holds a credit or any right to receive a payment from the Company nor the Company holds a credit or any right to receive payments from the Sellers (due to personal expenses or any other reason). Should the Company be reimbursed for such credit or set-off against other existing Sellers’ debts, the Sellers shall have a right to be duly reimbursed with the relevant amount received by the Company.

5.28.       Books and Records. (a) The books of accounting of the Company have been fully, properly and accurately maintained in all respects, and contain in all respects true, complete and accurate records of all matters required by Law to be entered therein. The Sellers represent and warrant that the registrations made in the books of accounting reflect valid, genuine and legitimate transactions. (b) The books of accounts and other financial records of the Company: (i) reflect all items of the Financial Statements and of income and expense and all assets and liabilities required to be reflected therein in accordance with applicable Laws and regulations, (ii) are in all respects complete and correct, and do not contain or reflect any inaccuracies or discrepancies and (iii) have been maintained in accordance with applicable generally accepted accounting practices as applicable. There is no untrue, false or misleading information as well as no undisclosed liabilities in the statutory books, Financial Statements and records of the Company which may lead to unexpected liabilities of the Company.

5.29.       Office Leases. Section 5.29. of the Disclosure Schedule includes a list of the lease agreements (“Lease Agreements”) with respect to all of the real property leased or subleased to and occupied and used (or to be occupied and used) by the Company in conducting the operations of its business (the “Leased Real Property”). The Company has a valid leasehold interest in the Leased Real Property and the Lease Agreements are in full force and effect and there are no disputes or conflicts whatsoever pending or threatened against the Company in relation to the Lease Agreements. As of the Closing Date, there are no amounts due and unpaid by the Company under the Lease Agreements for any period before Closing or with respect to the Leased Real Property and the Company is not in breach of any of its obligations under the Lease Agreements.

5.30.       No other Investments. Except as listed in Section 5.30. of the Disclosure Schedule, the Company does not own or has any ownership interests of any kind, or is the beneficiary directly or indirectly of any shares or participation interests of any kind of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock or, or any other equity interest in any other Person.

5.31.       Unlawful Payments. The Company is and has been in compliance, as may be applicable, with the FCPA, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions, the UK Bribery Act, Sections 256 to 259, 266, 268 and 300 bis of the Argentine Criminal Code (Código Penal de la Nación), Argentine Law No 25,188, Argentine National Decree No 41/99, Argentine Law No 27,401, the Colombian Laws No 1474 of 2011 and 1778 of 2016 and articles 407 and 433 of the Colombian Criminal Code (Código Penal), the Peruvian Criminal Code, Peruvian Law No 30424 and its modifications, and all applicable anti-corruption or bribery Laws and all applicable Laws with the purpose or effect for the prevention of money laundering or terrorist financing in any jurisdiction in which any Company has conducted its business (collectively, “Anti-Bribery Laws”). The Company has not received any written communication from any Governmental Body that alleges that the Company, or any current or former representative thereof, is or may be in violation of, or has, or may have, any Liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of any Company since December 31, 2013. The Company has not made or anticipates making any disclosures to any Governmental Body for potential violations of Anti-Bribery Laws. None of any Company’s current or former representatives is currently an officer, agent or employee of a Governmental Body. Neither the Company nor any of their respective current or former representatives has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether or not owned by a Governmental Body), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

5.32.       U.S. Sanctions, Export Control and Anti-Money Laundering Laws. Neither the Sellers, the Company nor any of its directors, officers, employees, nor, to the Company’s or any of the Sellers’ Knowledge, any agent or any other Person acting for or on behalf of the Company (a) is designated on any prohibited Persons or entities list of any Sanctions Governmental Authority, including, but not limited to, the U.S. Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the Commerce Entity List, and the U.S. Department of State Debarred List, (b) participated in any transaction on behalf of the Company or any Seller involving such designated Person, or any country that is subject to economic sanctions administered by OFAC or other Sanctions Governmental Body, to the extent such a transaction is or would be prohibited by such sanctions, (c) exported (including, but not limited to, deemed exportation) or re-exported, directly or indirectly, any good, technology or services on behalf of the Company or any Seller in violation of any applicable export control or economic sanctions Laws, rules or regulations administered by a Sanctions Governmental Authority, or (d) participated on behalf of the Company or any Seller in any export, re-export or transaction connected with any purpose prohibited by applicable anti-money laundering, export control or economic sanctions Laws, rules or regulations, including support for international terrorism and nuclear, chemical or biological weapons proliferation. Each of the Company and the Sellers is in compliance with all applicable Anti-Money-Laundering Laws.

5.33.       Data Privacy. In connection with the collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any employees, customers, prospective customers, and/or other third parties (collectively, “Personal Information”), the Company is and since its formation has been, in compliance in all material respects with all applicable Laws in all relevant jurisdictions and the requirements of any contract or codes of conduct to which the Company is a party. The Company has taken all and is continuing to take commercially reasonable steps to comply in all material respects with the requirements of the EU General Data Protection Regulation 2016/769 (the “GDPR”). The Company has commercially reasonable physical, technical, organizational and administrative security measures and, at its headquarters only, a written policy in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and since its formation has been, to the Sellers’ Knowledge, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

5.34.       Foreign Exchange Laws. (a) The Company has complied with all exchange Laws applicable to its business and operations, including those issued by the Central Bank of Colombia, the Central Bank of Peru and the Central Bank of Argentina, and in particular, without limiting the generality of the foregoing, has complied in all material respects with governing rules for foreign exchange inflow and outflow, settlement of foreign currency from exports and/or funding from abroad, minimum time and/or averages applicable to repayment of financing from abroad, payment of imports, rules regarding advance of founds and pre-financing exports, and any other transaction made or needed to be made according to applicable Laws and has filed on a timely basis with the applicable Governmental Body all documents required to be filed in compliance with the aforementioned rules and its related regulations. All records of foreign investments have been timely registered in accordance with the applicable Laws, and such records are correct, accurate, truthful and up-to-date, reflecting the status of the Company’s investments.

(b) Each of the Sellers, to the extent required by applicable foreign exchange Laws, has (a) duly filed all returns, forms and documentation related to his investment in the Company and/or the Subsidiaries, as applicable, with the applicable Governmental Body, (b) complied with all foreign exchange obligations in accordance with applicable Law with respect to his investment in the Company and/or the Subsidiaries, as applicable, and any other foreign exchange transaction performed by such Seller that involves the Company and/or the Subsidiaries, as applicable, and (c) not been notified of any Legal Proceeding or alleged breach or been sanctioned for any breach of foreign exchange Laws with respect to such Seller’s investment in the Company or the Subsidiaries and any other foreign exchange transaction performed by such Seller, as applicable, that involves the Company and/or the Subsidiaries.

5.35.       Effects of Due Diligence. The performance by Globant, its auditors and counsel of a legal, tax, technical and accounting audit of the Company and other due diligence tasks carried out by them or by others at their request prior to or the date hereof, or the results thereof, in no way limit or exclude the liabilities of Sellers under this Agreement, except for those liabilities included in the Disclosure Schedule (subject to any specific treatment agreed in connection therewith).

None of the rights of Globant hereunder shall be limited or affected in any respect by reason of any knowledge acquired by Globant, or its agents or representatives, of the business, liabilities or rights of the Company, in the conduct of due diligence reviews or otherwise except for those liabilities included in the Disclosure Schedule (subject to any specific treatment agreed in connection therewith).

5.36.       Environmental and Safety Laws. The Company is in compliance with all Environmental Laws applicable to the conduct of the business of the Company and there has been no release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (other than office and cleaning supplies which are safely maintained) (each, a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company.

5.37.       Customs. The Company has complied in all material respects with all applicable Laws on customs and foreign trade. The Company has submitted on time and according to applicable Laws all customs destinations and they were complete and accurate in all material respects, reflecting all customs duties and responsibilities required by applicable Laws. Import and exports transactions made by the Company have been at market prices, and prices have been duly declared under applicable customs Laws. To the Sellers’ Knowledge, there is no Action against the Company pending, whether administrative or judicial level, in relation to foreign trade issues.

5.38.       Brokers and Financial Advisors. The Sellers have retained 7 Mile Advisors, LLC as financial advisor for the transaction contemplated hereby. Sellers shall be joint and severally responsible for any payment and fees or commissions due to 7 Mile Advisors, LLC. Neither the Company nor any Seller has entered into any engagement or contract to pay any fees or commissions to any broker, finder or agent as result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. The Company has no outstanding fees, expenses or any other amounts payable to Juan Carlos García and/or Taxland for any concept whatsoever.

5.39.       Solvency. The Company is not insolvent or unable to pay its debts nor has any insolvency proceedings of any nature, including without limitation, winding up, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, whether or not been initiated by the Company or threatened against the Company or initiated against the Company nor has the Company appointed, or received or sent any written notice for the appointment of, a liquidator or provisional liquidator or administrator to the Company or any of its assets.

5.40.       Material Adverse Effect. To the best of the Sellers’ Knowledge, no change, event, occurrence or circumstance has occurred or is subsisting or threatened which, individually or in the aggregate with any other changes, events, occurrences or circumstances, has had, would, or might reasonably in any such case, constitute a Materially Adverse Effect on the Company, its business, assets or financial position.

5.41.       Full Disclosure. To the best of the Sellers’ Knowledge, there are no facts pertaining to the Company or the Sellers, which could affect adversely the Company, or its business or which are likely in the future to affect adversely the Company or its business and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements. To the best of the Sellers’ Knowledge, no representation, warranty or statement by the Sellers in this Agreement, or in any Schedule, statement or certificate furnished to Globant pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading. To the best of the Sellers’ Knowledge, there is no fact or circumstance relating to the affairs of the Company and/or its business which has not been disclosed to the Globant, which could impact the decision of Globant to enter into this Agreement.

5.42.       No other Representation or Warranties. No Reliance. Except for the representations and warranties contained in this ARTICLE 5, neither the Sellers nor any other person makes any other express or implied representation or warranty on behalf of Sellers.

Without limitation, none of the Sellers, their Affiliates, and the representatives of any of the foregoing gives any representation or warranty concerning the solvency of any customer. It is understood that any estimates, forecasts, projections or other predictions and any other information or materials that have been provided or made available to Purchasers or any of their Affiliates or their respective representatives are not, and shall not be deemed to be, representations and warranties of the Sellers or any of their Affiliates or any of their respective representatives. The Purchasers hereby expressly disclaim (and shall cause its Affiliates, shareholders, and any other interest holders of any kind whatsoever to expressly disclaim, as and when requested) any reliance whatsoever on any representation, warranty or other statement of the Sellers, their Affiliates or representatives, except for the representations and warranties set forth in this Article 5.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

The Purchasers represent and warrant to the Sellers that the following representations are true and complete as of the date hereof and as of the Closing Date:

6.1.         Organization of Purchasers. Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction where it is incorporated and where it operates.

6.2.         Authority. Each of the Purchasers has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by each of the Purchasers, the relevant board approvals and the relevant governmental required approvals or permits from relevant authorities, if any, and constitutes a legal, valid and binding obligation of the Purchasers, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.3.         No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein by the Purchasers will violate any provision of the certificate of incorporation or bylaws of the Purchasers.

6.4.        Consents and Approvals. Other than as specifically enumerated herein, the execution, delivery and performance of this Agreement by the Purchasers, and the Purchasers’ ownership of the Purchased Interests upon consummation of the Closing, will not require the Purchasers to obtain any permit, consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person other than those which are not material.

6.5.         Litigation. There is no Action, or to the best of the Purchasers’ knowledge, threatened against the Purchasers that questions the validity of the Transaction Documents or the right of the Purchasers to enter into them, or to consummate or delay the transactions contemplated thereunder.

6.6.         Funding. Each of the Purchasers has sufficient funds or immediately available financing to consummate the transactions contemplated by this Agreement and to satisfy their respective obligations thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement and the Transaction Documents. Each of the Purchasers acknowledges and agrees that its obligations are not subject to any conditions regarding Purchasers’ or any other person's ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

6.7.         Foreign Corrupt Practices Act. Neither of the Purchasers nor any of their directors, officers, employees, nor, to the Purchasers’ knowledge, any of their agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Body, or (c) securing any improper advantage, in the case of (a), (b) and (c) above, in order to assist any of the Purchasers in obtaining or retaining business for or with, or directing business to, any person. Neither of the Purchasers nor any of its directors, officers, employees nor, to the Purchasers’ knowledge, any of its agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. Neither of the Purchasers or any of their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Bribery Law. The Purchasers are in compliance with all applicable Anti-Bribery Laws.

6.8.         U.S. Sanctions, Export Control and Anti-Money Laundering Laws. Neither of the Purchasers nor any of their directors, officers, employees, nor, to the Purchasers’ knowledge, any agent or any other person acting for or on behalf of the Purchasers (a) is designated on any prohibited persons or entities list of any Sanctions Governmental Authority, including, but not limited to, the OFAC Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the Commerce Entity List, and the U.S. Department of State Debarred List, (b) participated in any transaction on behalf of any of the Purchasers involving such designated Person, or any country that is subject to economic sanctions administered by OFAC or other Sanctions Governmental Authority, to the extent such a transaction is or would be prohibited by such sanctions, (c) exported (including, but not limited to, deemed exportation) or re-exported, directly or indirectly, any good, technology or services on behalf of any of the Purchasers in violation of any applicable export control or economic sanctions Laws, rules or regulations administered by a Sanctions Governmental Authority, or (d) participated on behalf of any of the Purchasers in any export, re-export or transaction connected with any purpose prohibited by applicable antimony laundering, export control or economic sanctions Laws, rules or regulations, including support for international terrorism and nuclear, chemical or biological weapons proliferation. The Purchasers are in compliance with all applicable Anti-Money Laundering Laws.

6.9.         No other Representation or Warranties. No Reliance. Except for the representations and warranties contained in this ARTICLE 6, neither the Purchasers nor any other person makes any other express or implied representation or warranty on behalf of the Purchasers or any Affiliate thereof.

Without limitation, none of the Purchasers, their Affiliates, and the representatives of any of the foregoing gives any representation or warranty concerning any estimates, forecasts, projections or other predictions and any other information or materials that may have been provided or made available to the Sellers or any of their Affiliates or their respective representatives are not, and shall not be deemed to be, representations and warranties of the Purchasers or any of their Affiliates or any of their respective representatives. The Purchasers hereby expressly disclaim (and shall cause its Affiliates, shareholders, and any other interest holders of any kind whatsoever to expressly disclaim, as and when requested) any reliance whatsoever on any representation, warranty or other statement of the Purchasers, their Affiliates or representatives, except for the representations and warranties set forth in this Article 6.

6.10.       No Purchasers’ Material Adverse Effect. To the Purchasers’ knowledge, since December 31, 2018, there shall not have occurred any Purchasers’ Material Adverse Effect. For purposes hereof, (i) “Purchasers’ knowledge” shall mean the actual knowledge of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Globant and the knowledge that each such person would have reasonably obtained in the performance of each such person's duties, and (ii) “Purchasers’ Material Adverse Effect” means any change, event, effect, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be, materially adverse on (a) the business, assets, property, operations or financial condition of Globant and its subsidiaries, taken as a whole, (b) the ability of Globant to perform any of its obligations hereunder, or (c) the validity or enforceability of this Agreement.

ARTICLE 7

INDEMNIFICATION

7.1.         Indemnification by Sellers. The Sellers shall, jointly and severally, defend, indemnify and hold harmless the Globant Indemnified Parties from and against any and all Damages incurred or suffered by any of the Globant Indemnified Parties, based upon, relating to, resulting from, arising out of or otherwise in connection with:

(a) any breach, inaccuracy, or failure to be true, as of the date of this Agreement or as of the Closing Date, of the representations and warranties of the Sellers contained in ARTICLE 5, or contained in any certificate delivered in connection herewith;

(b) any failure to perform, breach or default in the performance of any covenant or agreement of any Seller contained in this Agreement or any other agreement or instrument furnished by such Seller, to the Purchasers pursuant to this Agreement;

(c) any failure of any Seller to have good, valid and marketable title to the Purchased Interests issued in the name of such Seller, free and clear of all Liens;

(d) any Claim by any equityholder or former equityholder of the Company or any of its Subsidiaries, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any equity interests of the Company or any of its Subsidiaries; (ii) any rights of an equityholder (other than the right of a Seller to receive consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Organizational Documents of the Company or any Subsidiary;

(e) any Claim, penalty, Tax, or other Liability arising from or in connection with the employment relationship of any of the Sellers with the Company or any of its Subsidiaries for any reason whatsoever; and

(f) any of the items set forth in Exhibit 7.1.(f).

7.2.         Indemnification by Purchasers. The Purchasers shall, jointly and severally, defend, indemnify and hold harmless the Sellers from and against any and all Damages incurred or suffered by any of the Sellers, based upon, relating to, resulting from, arising out of or otherwise in connection with:

(a) any breach, inaccuracy, or failure to be true, as of the date of this Agreement or as of the Closing Date, of the representations and warranties of Purchasers contained in ARTICLE 6, or contained in any certificate delivered in connection herewith;

(b) any failure to perform, breach or default in the performance of any covenant or agreement of any of the Purchasers contained in this Agreement or any other agreement or instrument furnished by such Purchaser to the Sellers pursuant to this Agreement; and

(c) any failure by Globant S.A. (Luxembourg) to validly issue, grant marketeable title in the G-Shares issued in the name of the Sellers, free and clear of all Liens other than the restrictions to Transfers arising from the contractual lock-up periods contemplated in Section 1.3.(d) hereof and applicable US or Luxembourg securities laws.

7.3.         Indemnification Claims.

(a) Any Person seeking indemnification under Section 7.1. or Section 7.2. (each, an “Indemnified Party”) shall assert any Claim for indemnification, including any Third-Party Claim, by delivering written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) promptly after learning of the basis for such Claim; provided that the failure to so notify the party from which indemnification is sought shall not limit the Indemnified Party’s rights to indemnification hereunder except to the extent that an Indemnifying Party is actually and materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the nature of the Claim specifying in reasonable detail the basis for the Claim, as well as the Damages relating thereto (which, if not determinable at such time, may be a reasonable good faith estimate thereof (such amount of Damages or such good faith estimate, as applicable, a “Claimed Amount”)), and attach copies of all material written evidence thereof that the Indemnified Party has received from any Person that is not a party hereto or an Affiliate of a Party hereto (a “Third Party”) to the date of the Claim Notice.

(b) Notice of Third-Party Claims. In the event of a Claim brought by a Third Party (a “Third-Party Claim”), the Indemnified Party shall give to the Indemnifying Party prompt and detailed notice thereof, but in any event no later than ten (10) Business Days after receipt of such notice of such Third-Party Claim or within such shorter period of time as may reasonably be required to permit the Indemnifying Party to adequately respond to any such claim; provided, however, that the failure to provide such notice or any delay in providing such notice shall not release any Indemnifying Party from any of their obligations under this ARTICLE 7 or prevent any Indemnified Party from being indemnified for any Damages except to the extent the Indemnifying Party is materially prejudiced by such failure or delay (and then only to the extent of such prejudice). Such notice to the Indemnifying Party shall describe the Third-Party Claim in reasonable detail and, as the case may be, shall have copy of the documentation received therewith enclosed. In addition, such notice by the Indemnified Party shall indicate the Claimed Amount of Damages, if reasonably practicable, that have been or may be sustained by the Indemnified Party.

(c) Defense of Third-Party Claims. The Sellers shall be entitled to undertake the defense of the Third-Party Claim by giving notice to Globant within five (5) Business Days (or, as necessary, prior to the expiration of three quarters of the term available to reply to or answer the Third Party Claim) after receipt of the notice of Third-Party Claim (as referred above). In the absence of such a notice by the Sellers, the Sellers shall be deemed to have waived their right to undertake the defense of such Third-Party Claim and Globant shall be entitled to assume and have sole control over the defense and investigation of such Third-Party Claim and will be entitled to negotiate a settlement or compromise of, or consent to the entry of an Order with respect to, such Claim; provided that, if the Sellers are the Indemnifying Party, such settlement, compromise or consent shall be permitted only with the prior written consent of the Sellers (as the Indemnifying Party), which consent shall not be unreasonably withheld, conditioned or delayed. If the Sellers have waived their right to the defense, the Sellers shall be entitled to participate in (but not control) such defense and investigation with counsel reasonably acceptable to Globant at the sole cost and expense of the Sellers. Upon request, Globant will provide the Sellers with copies of complaints, pleadings, notices and material communications with respect to such Third-Party Claim.

(d) Assistance for Third-Party Claims. The Indemnifying Party and the Indemnified Party will use commercially reasonable efforts to cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available to the party who is undertaking and controlling the defense of any Third-Party Claim (the “Defending Party”), at the Indemnifying Party’s expense: (i) those employees and agents whose assistance, testimony or presence is necessary or desirable to assist the Defending Party in evaluating and in defending any Third-Party Claim; and (ii) all documents, records and other materials in the possession of such party reasonably required by the Defending Party for its use in defending any Third-Party Claim.

7.4.         Survival

(a) Unless otherwise specified in this Section 7.4 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall not be affected in any respect by the occurrence of the Closing or any investigation conducted by any party hereto and any information or knowledge which such party may have or receive, except as set forth in the Disclosure Schedule, and such provisions shall continue in full force and effect in accordance with their terms for a twenty four (24) month period since the Closing Date; provided, however, that, except with respect to claims based on fraud, intentional or knowing misrepresentation, willful breach or willful misconduct, all representations and warranties that are covered by the indemnification obligations in Section 7.1.(a) shall expire after a twenty-four (24) month period from the Closing Date; provided further, however, that (i) the representations and warranties set forth in Sections 5.1., 5.2., 5.3., 5.4., 5.5., 5.6., 5.7., 5.21, 5.25(a)., 5.27. and 5.38. shall survive until the expiration of the applicable statute of limitations, and (ii) the representations and warranties set forth in Sections 5.10. and 5.23. (to the extent related to Tax) shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) (the representations and warranties described in the foregoing clauses (i) and (ii), the “Fundamental Representations”). Furthermore, notwithstanding anything in this Agreement to the contrary, all indemnification obligations resulting from the matters indicated in Section 7.1.(c), through Section 7.1.(f) shall survive until the expiration of the applicable statute of limitations (the “Special Indemnification Matters”). All covenants, agreements or obligations required to be performed pursuant to this Agreement that by their terms are required to be performed prior to the Closing shall survive until ninety (90) days following performance, satisfaction or waiver. The covenants, agreements or obligations required to be performed pursuant to this Agreement that by their terms are required to be performed following the Closing shall survive until the later of (i) the date of full and final performance, and (ii) ninety (90) days following expiration of the longest permitted applicable statute of limitations under the corresponding applicable Law of the country in which the breach has arisen. Neither Party shall have any liability hereunder in respect of any claims made after the relevant periods mentioned above. Nevertheless, if a claim has been duly notified as per the above prior to expiration of the applicable survival period, then the claims for such potential Damage will not be extinguished by the passage of the applicable survival period until duly resolved.

(b) If Globant delivers to the Sellers, before expiration of a representation, warranty, covenant or agreement, a Claim Notice based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

7.5.         Limitations.

(a) The Sellers shall not be liable for Damages which, individually considered, are lower than an amount equal to US$10,000 (the “De Minimis Exclusion”). Any Damages not exceeding the De Minimis Exclusion shall be considered non-indemnifiable Damages under this Agreement. A series of Claims of the same nature having in common the same cause or origin shall be considered to be a single Claim for the purposes of the De Minimis Exclusion. With respect to claims for Damages arising under Section 7.1.(a), the Sellers shall not be liable for any Damage until the aggregate amount of such Damages exceeds US$200,000 (at which point the Sellers shall become liable for all Damages under Section 7.1.(a) from the first US Dollar); provided that the limitations set forth in this sentence shall not apply to Damages based upon, in connection with or resulting from (i) fraud, intentional or knowing misrepresentation, willful breach or willful misconduct on the part of any Seller, (ii) a breach, inaccuracy or failure to be true of any of the Fundamental Representations, or (iii) any of the Special Indemnification Matters.

(b) The aggregate total amount in respect of which the Sellers may be liable under Section 7.1.(a) or resulting from any of the Special Indemnification Matters to the Globant Indemnified Parties shall not exceed the amount of US$11,500,000; provided, however, that the aggregate Liability of the Sellers for breach, inaccuracy or failure to be true of Fundamental Representations shall be limited to the Purchase Price effectively received by the Sellers until the date the particular Damage is payable; provided, further, that the aggregate Liability of the Sellers in respect of fraud, intentional or knowing misrepresentation, willful breach or willful misconduct shall not be limited.

(c) Subject to the applicable limitations set forth in this ARTICLE 7, any amounts due to any Globant Indemnified Party pursuant to this ARTICLE 7 will be satisfied first from the Escrow Amount, and if the remaining Escrow Amount is insufficient to pay in full such amounts due to any Globant Indemnified Party, such Globant Indemnified Party may seek payment of any such amounts (or any portion thereof) from the Sellers, jointly and severally. Additionally, until the first anniversary since the Closing Date, if the Damages exceed the Escrow Amount, any Globant Indemnified Party will have a right to set off the exceeding amount corresponding to the Damages against the Deferred Consideration Payment. For the avoidance of doubt, this set off right shall only be in force between the Closing Date and the Deferred Compensation Payment Date.

(d) Notwithstanding anything in this Agreement to the contrary: (i) each Seller acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against the Company or any Subsidiary as a result of any indemnification it is required to make under or based upon, arising out of, cause by or in connection with the breach or inaccuracy of any representation, warranty, covenant or other obligation contained in this Agreement or any other Transaction Document (including any such breach or inaccuracy of a representation, warranty, covenant or other obligation of or with respect to the Company or any Subsidiary); and (ii) each Seller hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that it may have at any time against the Company or any Subsidiary under or based upon, arising out of, caused by or in connection with the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement or any other Transaction Document.

(e) Except for rights for indemnification arising from the items set forth in Schedule 7.1.(f), the rights to indemnification set forth in this ARTICLE 7 shall exclude any claims regarding matters which have been disclosed by the Sellers in the Disclosure Schedule attached as Schedule 5 to this Agreement. The rights to indemnification set forth in this ARTICLE 7 shall not be affected by (i) any investigation conducted by or on behalf of any Globant Indemnified Party or any knowledge acquired (or capable of being acquired) by any Globant Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by Globant of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

(f) Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in ARTICLE 5, and (ii) the amount of Damages for which any Globant may be entitled to indemnification under this ARTICLE 7, each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect).

(g) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled according to this Agreement. Except in the case of intentional fraud or willful misconduct committed with the knowledge of any of the Parties (as to which none of the limitations set forth in this ARTICLE 7 will apply), from and after the Closing, the rights of any Indemnified Party under this ARTICLE 7 (including, any right to specific performance) will be the sole and exclusive remedy of such Indemnified Party with respect to claims for breach or inaccuracy of any of the representations, or warranties, or breach of any of the covenants and agreements, in each case, that are indemnifiable under this ARTICLE 7.

7.6.        Damages Net of Insurance and Recovery. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Damages shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy, with respect to such Damages, less any increase in the corresponding premium and (ii) any prior recovery by the Indemnified Party from any Third Party with respect to such Damages. If an Indemnified Party recovers an amount from an insurance policy or any other Third Party in respect of Damages that is the subject of indemnification hereunder after all or a portion of such Damages has been paid by an indemnifier pursuant to this Article, the Indemnified Party will promptly remit to the indemnifier the excess (if any) of (i) the amount paid by the indemnifier in respect of such Damages, plus the amount received from the insurance policy or Third Party in respect thereof, less (ii) the full amount of Damages.

7.7.        No Duplicative Recovery. Where substantially the same events or circumstances qualify under one or more single or multiple claims or under one or more provisions of this Agreement, the Indemnified Party seeking indemnification shall not be entitled to double or duplicative recovery of Damages arising out of such events or circumstances, or to calculate its Damages by duplicating or double counting its Damages arising out of such events or circumstances. For the avoidance of doubt, if the Indemnified Party is entitled to bring the claim under more than one provision of this Agreement, such Indemnified Party may choose at its sole and absolute discretion the provision or provisions under which it seeks indemnification.

7.8.        Subrogation. To the extent that an Indemnifying Party makes any payment pursuant to this ARTICLE 7 in respect of Damages for which any Indemnified Party has a right to recover against a Third Party (including an insurance company), such Indemnifying Party shall be subrogated to the right of such Indemnified Party to seek and obtain recovery from such Third Party, except, that if such Indemnifying Party shall be prohibited from such subrogation, such Indemnified Party shall seek recovery from such Third Party on such Indemnifying Party’s behalf and pay any such recovery to such Indemnifying Party.

7.9.        Fraud; Willful Misconduct. Notwithstanding any other provisions of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this ARTICLE 7 to the extent any Damages were solely attributable to such Indemnified Party’s bad faith, willful misconduct or intentional fraud.

7.10.        Mitigation. Each of the Indemnified Parties shall use their commercially reasonable efforts to take or cause to be taken all reasonable steps to mitigate their Damages upon and after becoming aware of any event that could reasonably be expected to give rise to Damages that may be indemnifiable under this ARTICLE 7 to the extent required by any applicable Law.

7.11.        Exclusive Remedy. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled according to this Agreement. Except in the case of intentional fraud or willful misconduct committed with the knowledge of any of the Parties (as to which none of the limitations set forth in this ARTICLE 7 will apply), from and after the Closing, the rights of any Indemnified Party under this ARTICLE 7 (including, any right to specific performance) will be the sole and exclusive remedy of such Indemnified Party with respect to claims for breach or inaccuracy of any of the representations, or warranties, or breach of any of the covenants and agreements, in each case, that are indemnifiable under this ARTICLE 7.

ARTICLE 8

COVENANTS

8.1.       Access to Information. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Purchasers shall be entitled, through its employees and representatives, to enter upon and make such investigation of the assets, properties, business and operations of the Company and its Subsidiaries and such examination of the books and records, financial condition and operations of the Company and its Subsidiaries as Purchasers may desire (in a manner so as to not interfere with the normal business operations of the Company and its Subsidiaries); provided, however, the Purchasers may not communicate with any customers, vendors, suppliers, creditors or employees of the Company and its Subsidiaries with respect to the Business without the prior written consent of the Company or of the Sellers. Any such investigation and examination shall be conducted during normal business hours. Notwithstanding the foregoing, the Company may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement with a third party, (b) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the Company’s counsel, constitutes a waiver of any such privilege, (c) if the provision of access to such document (or portion thereof) or information, as determined by the Company’s counsel, would reasonably be expected to conflict with applicable Laws or (d) relating to the sale process regarding the Equity Interests or bids received from others in connection with any such process.

8.2.       Conduct of Business.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers shall cause the Company and its Subsidiaries to carry on the Business of the Company and its business organization in all material respects in the ordinary course consistent with past practice.

(b) Except as expressly provided herein or as consented to in writing by Globant or required by Law, from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers shall, and shall cause the Company to conduct the Business of the Company in the ordinary course of business consistent with past practice. Without limiting the foregoing, from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers shall not, and shall cause the Company and its Subsidiaries not to:

(i) transfer, issue, grant, deliver or sell or authorize or propose the issuance, delivery or sale of, any ordinary stock or preferred stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such ordinary stock or preferred stock or other convertible securities or any stock or rights pursuant to phantom stock agreements or stock option agreements;

(ii) effect any recapitalization, reclassification or like change in its capitalization;

(iii) amend its certificate of incorporation or by-Laws or other Organizational Documents;

(iv) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire securities owned by any other company or individual;

(v) (A) increase the annual level of compensation of any of its directors or executive officers, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any of its directors or executive officers, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension, or other employee benefit plant or arrangement made to, for, or with any of its directors or executive officers of otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) involving any of its directors or executive officers, except, in each case as required by applicable Law from time to time in effect or by the terms of any employee plan;

(vi) acquire any properties, rights or other assets, in each case, other than in the ordinary course of business, or sell, assign, license, transfer, convey, lease or otherwise dispose of any of its material properties or rights;

(vii) make, change or revoke any Tax election, settle or compromise any Tax claim or Liability, incur any Liability for Taxes other than in the ordinary course of business consistent with past practice, change (or make a request to any Governmental Body to change) any aspect of its method of accounting for Tax purposes, or waive or extend any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued;

(viii) increase current indebtedness of the Company and its Subsidiaries in an amount higher than US$100,000 in the aggregate;

(ix) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the Parties to satisfy any of the conditions set forth in this Agreement; or

8.3.         Exclusivity. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, without the prior approval of the Purchasers, none of the Company or any of its shareholders, directors, officers, employees, agents or representatives will, directly or indirectly, solicit, facilitate or encourage proposals from or enter into or continue discussions or negotiations with or furnish any nonpublic information to any other Person regarding the possible sale of the Purchased Interests (including any security that is convertible into capital stock of the Company or any of the Subsidiaries), a material portion of the Company’s assets or any merger or similar transaction or any financing transaction (an “Alternative Transaction”). Upon the signing and delivery of this Agreement, to the extent it has not already done so, the Sellers will, and will cause the Company to, immediately terminate any ongoing discussions with any other third parties regarding a possible Alternative Transaction and request the return of any confidential information provided to third parties in connection with a potential Alternative Transaction. The Sellers will, and will cause the Company to, deal exclusively with the Purchasers notwithstanding any such third party proposals.

8.4.         Publicity. Globant and the Sellers agree that no public release or announcement concerning the transactions contemplated hereby shall be issued without the prior consent of the other Party, except where such announcement is required under applicable Law or the rules of any stock exchange or trading system. Notwithstanding the preceding sentence, upon the Closing, the Parties may issue a press release in form and substance reasonably satisfactory to the Sellers and Globant.

8.5.         Further Assurances. Subject to the terms and conditions herein provided, the Parties shall do or cause to be done all such commercially reasonable acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the Transactions, as soon as reasonably practicable. Without limiting the foregoing, each Party shall use its commercially reasonable efforts, and the other Parties shall cooperate with such efforts, to execute and deliver, or cause to be executed and delivered, such further documents and instruments, in each case as may be necessary or proper in the reasonable judgment of any Party to carry out the provisions and purposes of this Agreement.

8.6.         Non-Competition. Each Seller acknowledges and agrees that such Seller has had access to or received and may continue to have access to valuable confidential information and trade secrets of the Company (including its Subsidiaries) and exposure to key suppliers, service providers, and clients or customers of the Company (including its Subsidiaries). Accordingly, because of such Seller’s access to, and knowledge of, the Company’s confidential information and trade secrets and key suppliers, service providers and clients or customers, as well as Seller’s extraordinary position within the Company, such Seller would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were such Seller to be allowed to compete with the Company or to commit any of the other acts prohibited below. Each Seller therefore recognizes that the assumption of non-competition and non-solicitation obligations by such Seller is a key consideration and an essential condition for Globant’s decision to enter into this Agreement, and is necessary to protect the legitimate interests of the Company and in order to protect the legal rights and interests of all Parties under this Agreement. Each Seller acknowledges and agrees that the limitations of time, geography, and scope of activity set forth in this ARTICLE 8 are reasonable because, among other things, the Company is engaged in a highly competitive industry; the Sellers have had and may continue to have access to the trade secrets and know-how of the Company, including without limitation the plans and strategy (and in particular, the competitive strategy) of Company; and these limitations are necessary to protect the trade secrets, Confidential Information, and goodwill of the Company. Accordingly, each Seller (and unless it is authorized in writing by Globant) hereby undertakes, (i) for the period of thirty (30) months from the Closing Date; or (ii) eighteen (18) months of termination of employment with the Company of such Seller; whichever occurs last, the obligation not to, directly or indirectly, on his own account, jointly with or on behalf of any other Person or corporation as an independent contractor, partner, joint venture partner or agent, or as principal, or otherwise on any account or pretense or as a trustee, officer, director, manager, shareholder, employee, advisor, or agent of any corporation, trust or other business organization or commercial entity, compete with the Company, Globant and/or its Affiliates, in any state or country, territory or jurisdiction, in activities defined for the purposes of this Section 8.6 as follows: the business of providing outsourced services of (a) consulting, (b) design, development, maintenance and implementation of custom software applications, custom digital products and custom websites, (c) consulting and advise for the purpose of digital transformation, and, any other activities carried out by Globant and/or the Company, including the Subsidiaries and Globant’s subsidiaries as of the date of this Agreement (the “Activities”), being therefore the Sellers prevented from doing the following (“Non-Competition Obligation”) unless it is authorized in writing by Globant:

(a) Holding any equity interest (other than minority interest representing more than 2% (two percent)) in companies whose activities are the same as or similar to or are directly or indirectly competing with the Activities;

(b) Rendering consultancy, management or other similar services in connection to the Activities to third parties (including but not limited to the past and / or current clients of the Company or its Subsidiaries);

(c) Becoming a director, officer, trustee, agent, advisor, manager, an employee services renderer or consultant or contractor of any company or business organization or commercial entity which activities are the same or similar to or are directly or indirectly competing with the Activities; or

(d) Commencing, owning, operating, managing, joining, establishing, engaging in, assisting, having an interest in, controlling, or carrying on, or attempting to or agreeing to commence, own, operate, manage, join, establish, engage in, assist, have an interest in, control, or carry on an Activity which is the same as or substantially similar to the Activities, in any manner other than holding any minority interest representing no more than 5% (five percent) in companies whose activities are the same as or similar to or are directly or indirectly competing with the Activities.

8.7.        Non-Solicitation. Each Seller hereby undertakes, (i) for the period of thirty (30) months from the Closing Date or (ii) eighteen (18) months of termination of employment with the Company of such Seller; whichever occurs last, shall not, whether directly or indirectly, by themselves or in association with or through any Person, in any manner whatsoever, to (i) contract, subcontract or enter into a joint venture with any of the employees or managers of the Company, Globant or any of Globant’s Affiliates among themselves and/or any of them with any of this family members; (ii) tender for, canvass or solicit or attempt to tender for, canvass or solicit the business of or employment of any client or customer of the Company; (iii) induce or attempt to induce any client, customer or supplier of the Company to cease to deal with the Company or otherwise interfere with the relationship between such client, customer or supplier and the Company; or (iv) perform any actions towards co-opting the clients of the Company and/or interrupting any transaction in progress among the Company and such clients (with regards to the Company’s Activities); or (v) assist, influence, encourage or induce such action in any manner whatsoever (the “Non-Solicitation Obligation”).

8.8.        Cooperation after Closing. The Sellers shall grant to Globant (or its designees) access, after Closing, at all reasonable times to all of the documents, information, books, data files, and records relating to the Company (including the Subsidiaries) within the possession of the Sellers that are not transferred to the Purchasers pursuant to this Agreement, as applicable, and shall afford Globant the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Globant (or its designees) to prepare any document that must be filed with any Governmental Body, respond to audits and investigations, prosecute protests, appeals and refund claims and to conduct negotiations with Taxing Authorities or with third parties. The Sellers shall in particular within the following 15 calendar days from Closing Date provide Globant with (i) unaudited financial statements as of July 31, 2019 and (ii) written waiver from each of the clients listed in Schedule 8.8 taking notice of the transactions contemplated by this Agreement and confirming that neither of them will terminate the relevant master services agreement or similar services agreement entered into with the Company and/or any of the Subsidiaries currently in force due to, or as a result of, the transactions contemplated hereby.

Globant shall grant or cause the Company to grant to the Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Globant or the Company, and shall afford the Sellers (or their designees) the right to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit the Sellers (or their designees) to prepare responses, respond to audits and investigations, prosecute protests, appeals and claims and to conduct negotiations with any Governmental Body or with third parties. For the avoidance of doubt, under no circumstance shall the level of cooperation of the Sellers referred to herein, be considered as a Cause for Non-Payment regarding the Deferred Consideration Payment. The Sellers and Globant undertake to cooperate, after Closing, to implement cost effective measures in the Company and their processes as well as to analyze, identify and boost synergies for the mutual benefit of the Parties.

ARTICLE 9

MERGER CONTROL

9.1.       Antitrust Approvals. In addition to the Colombian Antitrust Clearance contemplated as a condition precedent to the Closing, Globant and Sellers hereby expressly acknowledge and consent that the transaction envisaged in this Agreement is subject to approval by the antitrust authorities in Argentina and represent:

(a) Notwithstanding the cooperation obligations assumed by the Sellers and Globant below and the fact that the submission of the antirust filings will be made by the Sellers and Purchasers jointly, Globant shall take the lead of the process and will be responsible for deciding the strategy to be followed and shall have full control of the proceedings, meetings and communications with the antitrust authorities, including, but not limited to, the drafting and timing of the Form F-1 and subsequent responses to the requests for information issued by the antitrust authorities, and the Sellers will provide all necessary assistance to such filing and execute all documents to the extent they are required in such connection. The Sellers and Globant shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things to obtain the unconditional approval by the antitrust authorities (the “Argentinian Antitrust Clearance”) as soon as practicable after the date hereof, which actions shall include, without limitation: (i) filing, or causing to be filed, as soon as practicable, but in any event not later than seven (7) days after the Closing Date, and on a date to be determined by Globant, any notification, filings or other submissions under Law 25,156 and its complementary regulations, including, filing the properly completed Form F-1 with the antitrust authorities together with the necessary documents in connection with the transaction; (ii) providing as soon as practicable any additional information and documents requested by the antitrust authorities necessary, proper or advisable to obtain the Argentinean Antitrust Clearance; and (iii) taking any action necessary to prevent, defend or mitigate the effect of any litigation or administrative proceeding involving the Argentinian Antitrust Clearance adversely affecting the transactions contemplated by this Agreement. At least ten (10) Business Days prior to filing of the Form F-1, the Sellers shall provide Globant with all the documents or information necessary to prepare the antitrust filing related to the Sellers and the Company (including the Subsidiaries). At least ten (10) Business Days prior to each subsequent deadline in the merger control proceedings, the Sellers shall provide Globant with all the documents or information necessary to submit to the antitrust authorities related to the Sellers and the Company (including the Subsidiaries). Finally, the Sellers shall promptly notify Globant of any notice or communication received from the antitrust authorities, and shall provide Globant with copies of such notice or communication.

(b) For the purposes of this Section, the transaction would be deemed rejected if the antitrust authorities issue a decision (i) rejecting the transaction under the terms of Section 13.c) of the Argentine Antitrust Law, or (ii) subordinating the transaction to conditions or restrictions under the terms of Section 13.b) of the Antitrust Law (the “Rejection Decision”). Each of the Parties shall promptly give to the other party notice of any information in its possession regarding any Rejection Decision (including all notices, documents and court papers) and promptly transmit to the other Party a copy of all documents received or sent in that respect. In case of a Rejection Decision, this Agreement shall constitute a valid and binding agreement and the transactions contemplated hereby shall be deemed consummated and final as among the Parties. Upon issuance of a Rejection Decision, the Purchasers shall be entitled, at their sole discretion, to: (i) accept the remedies proposed by the antitrust authorities; (ii) propose other remedies as it deem fit; (iii) implement one or more transactions, at Globant’s sole election, involving the direct or indirect sale, assignment, totally or partially, of the Purchased Interests or its rights over the Purchased Interests, or a portion thereof, to a third party, without having the same any right to compensation or otherwise. The Sellers shall provide the collaboration that may be required to consummate such transactions with the third party purchaser.

(c) Upon the issuance of a Rejection Decision, for the exclusive purpose of transferring the Purchased Interests, or a portion thereof, to a third party, Sellers shall grant and deliver to the Purchasers special irrevocable powers of attorney to, and for the benefit of, the Purchasers and/or the persons who the Purchasers may appoint to (i) transfer the Purchased Interests, or a portion thereof, to a third party purchaser, (ii) take all reasonable actions to obtain the relevant approval from the antitrust authorities, (iii) subscribe the relevant documentation to transfer the Purchased Interests, or a portion thereof, to a third party purchaser and perfect any ancillary actions derived thereto and make the relevant filings to record the transfer of the Purchased Interests to the third party purchaser, and (iv) collect, on behalf of the Sellers but for the exclusive benefit of the Purchasers, from the third party purchaser the purchase price of the Purchased Interests. It is hereby expressly agreed that the powers of attorney shall be in force for a period beginning on the date of issuance of the Rejection Decision and ending on the date that is ten (10) years from the date thereof or the possible maximum legal term according to the applicable Laws of their issuance.

9.2.        Other Antitrust Filings. If applicable, the Parties agree to comply with any other pre or post-Closing mandatory merger control notification or requests of approval before the relevant Antitrust Authorities in any jurisdiction where the Company or any Subsidiary has made material sales.

ARTICLE 10

SELLERS’ TAXES

10.1.       Allocation. Each of the Sellers shall be responsible for Taxes and associated expenses allocated to such Seller and will file all Tax Returns required to be filed to report Taxes imposed on or with respect to the transactions contemplated by this Agreement. Each Seller will be solely liable for and will pay all such Taxes, and will indemnify, defend, and hold harmless Globant from and against any and all Liability for the payment of such Taxes and the filing of such Tax returns.

10.2.       Pre-Closing Taxable Periods. With respect to any income Tax Return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to the Company or any Subsidiary (a) Globant shall cause the Company to prepare or cause to be prepared such Tax Return as otherwise required by applicable Law, and shall deliver such Tax Return to the Sellers for its review and comments at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (b) Globant shall consider in good faith any reasonable comments provided in writing by the Sellers within ten (10) days of receipt of the draft Tax Return, and (c) Globant shall cause such Tax Return to be duly and timely filed with the appropriate Taxing Authority and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Return or, as applicable, its allocable share of such Taxes; provided that, if the Taxes shown as due and payable on such Tax Return or, as applicable, the Sellers’ allocable share of such Taxes were not reflected as a liability in the calculation of the Net Working Capital, the Sellers’ shall immediately pay the relevant amounts to the Purchasers and, if not paid by the Sellers within ten (10) Business Days after being required by the Purchasers to do so, the Purchasers shall be entitled to deduct such relevant amounts from the Escrow Amount.

10.3.       Straddle Taxable Periods. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to the Company, (a) Globant shall prepare or cause such Tax Return to be prepared as required by applicable Law, and shall deliver a draft of such Tax Return to the Sellers, for its review and approval at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (b) the Parties shall cooperate and consult with each other in order to finalize such Tax Return, and (c) thereafter, subject to the Sellers’ payment to the Purchasers (provided that, if not paid by the Sellers within ten (10) Business Days after being required by Purchasers to do so, the Purchasers shall be entitled to deduct the relevant amounts from the Escrow Amount) of any portion of any Taxes shown as due and payable on such Tax Return with respect to the portion of the period that ends on the Closing Date that was not reflected as a liability in the calculation of Net Working Capital, the Purchasers shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return. Tax Liability for a Straddle Taxable Period shall be apportioned between the portion of the taxable period ending on the Closing Date and the portion of the taxable period beginning after the Closing Date. Such apportionments shall be made on a per diem basis for (i) income, turn over and similar Taxes, including Taxes based on net-worth capital, intangibles or similar items, and (ii) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation). Such apportionment shall be made for all other Taxes on the basis of a “closing of the books” as of the end of the Closing Date.

10.4.       Cooperation. The Sellers shall grant to the Purchasers (or its designees) access at all reasonable times to all of the documents, information, books and records relating to the Company within the possession of the Sellers that are not transferred to the Purchasers pursuant to this Agreement, as applicable, and shall afford Globant (or its designees) the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Purchasers (or their designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Globant shall grant or cause the Company to grant to the Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Company for taxable periods and portions of taxable periods through the Closing Date within the possession of the Purchasers or the Company, and shall afford the Sellers (or their designees) the right to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit the Sellers (or their designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, the Parties will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Company for Pre-Closing Taxable Periods or Straddle Taxable Periods until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

ARTICLE 11

TERMINATION

11.1.       Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers and Purchasers;

(b) by Purchasers by written notice to the Sellers if Purchasers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 4 and such breach, inaccuracy or failure has not been cured by Sellers within fifteen (15) days of the receipt of written notice of such breach from Purchasers;

(c) by Sellers by written notice to Purchasers if Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchasers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 4 and such breach, inaccuracy or failure has not been cured by Purchasers within fifteen (15) days of Purchasers’ receipt of written notice of such breach from the Sellers; or

(d) by Purchasers or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Body shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

11.2.       Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE 11 or if the Closing does not occur by August 31st, 2019, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a) as set forth in this ARTICLE 11 and ARTICLE 12 hereof, as applicable; and

(b) that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

11.3.       Effect of Closing. Each Party shall be deemed to have waived its respective rights to terminate this Agreement upon the completion of the Closing at Closing Date. No such waiver shall constitute a waiver of any other rights arising from the nonfulfillment of any condition precedent set forth in ARTICLE 4 unless such waiver is made in writing.

ARTICLE 12

GENERAL

12.1.       Amendment and Modification. This Agreement may only be amended, modified or supplemented by the written agreement of the Parties hereto.

12.2.       Waiver of Compliance. Any failure of Purchasers, on the one hand, or Sellers, on the other hand, to comply with any obligation, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

12.3.       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Body making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.4.       Expenses and Transaction Taxes. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties hereto in connection with the transactions contemplated by this Agreement, including negotiation of any documents and ancillary agreements (the “Transaction Documents”), shall be borne solely and entirely by the Party that has incurred in such expenses. All Taxes and costs incurred by the Parties hereto in connection with the transactions contemplated by this Agreement including negotiation of any Transaction Documents shall be borne solely and entirely by the Party that has incurred in such Taxes, expenses or costs. It is further clarified that, if applicable, all expenses in relation to the payment of stamp duty or Tax related to the execution of any transfer of the Purchased Interests to Globant shall be borne by Globant and the Sellers in equal parts. Any notarial costs and expenses and any costs and expenses related to the Escrow Agreement incurred in the execution of the Transaction shall be borne by Globant and the Sellers by halves. If any cost or expense is charged or paid by either Sellers or the Purchasers, such Sellers or Purchasers shall as soon as practicable be reimbursed from the other Party with its corresponding 50% share. As exception to the above, Purchasers shall in the proportions they deem fit pay for the legal fees of Sellers relating to the transactions contemplated in this Agreement.

12.5.       Parties in Interest. Other than as specifically provided herein, this Agreement is not intended to and shall not confer upon any Person, other than the Parties hereto (and persons specifically granted indemnification rights hereunder), any rights or remedies with respect to the subject matter or any provision hereof.

12.6.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by electronic mail, hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Sellers to:

Alejandro Héctor Robbio

Telephone: +1 801 673-8331

Mailing Address: 1007 North Federal Hwy #2004, Fort Lauderdale, FL 33304

e-mail address: alerobbio@gmail.com

Luis Héctor Robbio

Telephone: +54 9 261 691-4930

Mailing Address: Cipoletti 2953 – Torre 1 4A, 5501 - Mendoza, Argentina

e-mail address: luisrobbio1@gmail.com

Federico Luis Robbio

Telephone: +54 9 261 691-5010

Mailing Address: Alte Brown 1151 B Las Candelas 2 F5 – Chacras de Coria – Mendoza – Argentina – CP 5505

e-mail address: federicoluisrobbio@gmail.com

With a copy (which shall not constitute notice) to:

J&A Garrigues, S.L.P.

For the attention of Ferran Escayola and Rebeca Cayón

Address: Avda. Diagonal 654, 1-D

Barcelona, 08034, Spain

e-mail address: Ferran.Escayola@garrigues.com

e-mail address: Rebeca.Cayon@garrigues.com

If to Purchasers to:

Globant

Ing. Butty 240, 6th floor

City of Buenos Aires

Argentina

Attn.: General Counsel

e-mail address: gcoffice@globant.com

With a copy (which shall not constitute notice) to:

Patricio Pablo Rojo

Laprida 1380, 7th Floor

City of Buenos Aires

Argentina

e-mail address: patriciopablorojo@yahoo.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on (i) the date of receipt if hand delivered, (ii) on the date of receipt if transmitted by facsimile, (iii) the date indicated for receipt on the return receipt, if mailed by registered or certified mail and (iv) the date of receipt specified by the carrier, if sent by Federal Express or other recognized overnight courier. If notices, requests or instructions are given by facsimile, a confirming copy will be sent by hand, or mailed by registered or certified mail.

12.7.       Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when all the counterparts have been signed by each of the Parties and delivered to the other party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. An original of this Agreement duly signed by the Parties shall be notarized before the Spanish public notary on Closing Date.

12.8.       Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) and the Transaction Documents constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent, discussions and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Transaction Documents. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement.

12.9.       Assignment. This Agreement and all of the rights and obligations hereunder may not be assigned by the Sellers, in whole or in part, without the previous written consent of Globant, except to their respective legal successors according to applicable Law in case of death or total permanent disability. The Purchasers may assign this Agreement and all of the rights and obligations to any Affiliate of the Purchasers or to any third party without the prior consent of the Sellers; provided, however, that if this Agreement or the rights and obligations hereunder are assigned by Globant to a third party before the expiration of the Deferred Consideration Period, Globant shall pay in favor of the Sellers within ten (10) Business Days since the date of the assignment, the higher of (i) the Deferred Consideration Payment for an amount of US$3,000,000 (three million US Dollars) or (ii) the amount of US$3,000,000 (three million US Dollars) plus US$350,000 (three hundred fifty thousand US Dollars) multiplied by the percentage points of Revenue growth by comparing the Revenue from the month in which the Agreement is assigned with the Revenue corresponding to the same month of the previous year.

12.10.     Publicity. Disclosure. Except by prior mutual consent, neither Sellers nor Purchasers shall issue any press releases or make any other public announcement or statement concerning this Agreement and the transactions contemplated hereby, provided, however, that Purchasers and their Affiliates shall be entitled to disclose the terms of this Agreement, and make any announcement and filing (including a filing of this Agreement and its Schedules) required by any applicable Law and, in particular, by any securities and public offerings Laws of the United States of America and/or Luxembourg.

12.11.     Further Assurances. At any time on or after the date hereof, the Parties shall upon request each perform such acts, execute and deliver such instruments, assignments and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or otherwise to carry out the purposes of this Agreement.

12.12.     Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) and (except to the extent, if any, expressly set forth therein) the other Transaction Documents shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdictions other than those of the State of New York; provided, however, that (a) the Laws of Spain that are mandatorily applicable to the internal affairs of the Company shall apply to the Company, (b) the Laws of Argentina that are mandatorily applicable to the internal affairs of Belatrix Argentina shall apply to Belatrix Argentina, (b) the Laws of the State of Florida, US, or any state thereof that are mandatorily applicable to the internal affairs of Belatrix US and Belatrix Services shall apply to Belatrix US and Belatrix Services, (c) the Laws of Colombia that are mandatorily applicable to the internal affairs of Belatrix Colombia shall apply to Belatrix Colombia, and (e) the Laws of Peru that are mandatorily applicable to the internal affairs of Belatrix Peru shall apply to Belatrix Peru.

12.13.     Arbitration. All disputes arising out or in connection with the Agreement (a “Controversy”) shall be resolved in one of the following ways:

(a) By mutual agreement of the Parties involved in the Controversy, expressed by a letter signed by the parties thereto, whereby the Parties involved in the Controversy shall endeavor to negotiate a settlement of the Controversy. If the Parties fail to resolve the Controversy within twenty-one (21) calendar days after their first discussion, they shall commit to a personal meeting, at a location mutually acceptable to the Parties in the City of Buenos Aires, Argentina, for two (2) Business Days to negotiate a solution to the Controversy, and only if they fail to resolve such Controversy according to this Section 12.13.(a), the Controversy shall be resolved as provided in Section 12.13.(b) below. The letter of mutual agreement to negotiate may set forth rules, procedures, time limits and other matters agreed to by the Parties.

(b) If the Parties fail to resolve the Controversy in accordance with Section 12.13.(a) above, such Controversy shall be finally settled under the Rules of Arbitration at Law of the International Chamber of Commerce for the time being in force (which rules are deemed to be incorporated by reference in this Section 12.13.(b)) by three (3) arbitrators appointed in accordance with such rules; provided, however, that if the Controversy is for an amount of less than US$5,000,000, only one (1) arbitrator to be appointed in accordance with such rules shall intervene to settle the Controversy. The place of the arbitration shall be the City of Miami, State of Florida, United States of America, and the language of the arbitration shall be English. Notwithstanding anything to the contrary in this Section 12.13.(b), documents and other evidence in the arbitration may be submitted in Spanish if Spanish is the original language of the document or evidence, and witnesses and experts may provide testimony in Spanish if Spanish is their mother language or if they so elect. The Parties hereby waive the right to demand the posting of bond for costs.

(c) With the broadest scope as permitted by Law, the Parties hereto waive their right to file legal actions against the arbitration award and exceptions against its execution. The enforcement or execution of any award may be requested before the competent courts of any competent jurisdiction.

12.14.     Attorneys Fee. If any action is brought for the enforcement or interpretation of this Agreement or relating to an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party as determined by the judge or arbitrator shall be entitled to recover attorneys’ fees and other costs incurred in addition to any other relief to which such Party may be entitled.

12.15.     Confidential Information. Each of the Sellers hereby agrees (i) to hold and to cause each of such party’s agents, employees and representatives to hold the Company’s and Globant’s Confidential Information in strict confidence and to take reasonable precautions to protect such Confidential Information, (ii) not to make any use whatsoever at any time of such Confidential Information except as contemplated hereunder, and (iv) not to copy or reverse engineer any such Confidential Information. For purposes of this Section 12.15, “Confidential Information” shall mean, without limitation: (a) any information that is specifically marked as “Confidential”; (b) any notes, analyses, compilations, studies, interpretations, or other documents prepared or furnished by the Company or Globant related to any of the transactions contemplated by this Agreement; (c) information which the management of the Company or Globant has requested in writing to be kept confidential; (d) information which is disclosed verbally and identified as confidential at the time of disclosure; and (e) information of which, by its nature, must be kept confidential in order to prevent adverse consequences to the business of the Company or Globant.

12.16.     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.17.     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.18.     Spousal Consent. Mrs. Laura Carolina Castro (also known as Laura Carolina Robbio), Alejandro Héctor Robbio’s spouse, execute, personally or duly represented by means of a valid power of attorney, this Agreement to express her consent with the transactions contemplated hereunder in accordance with section 470 of the Argentine Civil and Commercial Code.

* * *

[signature pages follow]

/s/ Luis Héctor Robbio	/s/ Federico Luis Robbio

Mr. Luis Héctor Robbio	Mr. Federico Luis Robbio

/s/ Alejandro Héctor Robbio

Mr. Alejandro Héctor Robbio

/s/ Sol Mariel Noello
Globant España S.A.U.
duly represented by Ms. Sol Mariel Noello

/s/ Sol Mariel Noello
Software Product Creation S.L.
duly represented by Ms. Sol Mariel Noello

SCHEDULE A

DEFINITIONS

For purposes of this Agreement and its Exhibits and Schedules, and notwithstanding those definitions included in other parts of the Agreement (including its Schedules, Annexes and Exhibits), and unless the context clearly indicates otherwise, the terms of which the first letter is written in an upper case shall have the meaning ascribed to it in this Schedule.

“Accounts Receivable” shall have the meaning set forth in Section 5.19. of this Agreement.

“Accounts Receivable Certificate” shall have the meaning set forth in Section 1.5. of this Agreement.

“Accounts Receivable Reduction’’ shall have the meaning set forth in Section 1.5. of this Agreement.

“Action” shall have the meaning set forth in Section 5.10. of this Agreement.

“Activities” shall have the meaning set forth in Section 8.6 of this Agreement.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“AHR” has the meaning set forth in the first paragraph of this Agreement.

“Alternative Transaction” shall have the meaning set forth in Section 8.3. of this Agreement.

“Annual Revenue Base” shall mean an amount of US$ 35,655,000.

“Anti-Bribery Laws” has the meaning set forth in Section 5.33. of this Agreement.

“Anti-Money Laundering Laws” means any and all applicable anti-money laundering Laws issued, administered or enforced by any Governmental Body, including, without limitation, the U.S. Bank Secrecy Act and the USA Patriot Act, Colombian Laws No. 1121 of 2006 and the 1708 of 2014, and article 323 of the Colombian Criminal Code (Código Penal), Argentine Laws No 25,246 and 25,188, as amended and complemented, and any decree, regulation, resolution, rule or guidelines issued by the Governmental Authority in charge of supervising anti-money laundering matters, including, without limitation, international conventions including the United Nations Convention against Illicit Traffic in Narcotic Drugs and Money Laundering 1988, the United Nations Convention for the Suppressing of the Financing of Terrorism 1999, the United Nations Convention against Transnational Organized Crime 2000, the Inter-American Convention against Terrorism and Money Laundering 2002 and Peruvian Legislative Decree No 1106.

“Argentinian Antitrust Clearance’’ shall have the meaning set forth in Section 9.1. of this Agreement.

“Bad Debt” means any debt that is still unpaid after one hundred and twenty (120) calendar days from its due date.

“Belatrix Argentina” has the meaning set forth in the recitals of this Agreement.

“Belatrix Argentina Interests” has the meaning set forth in the recitals of this Agreement.

“Belatrix Argentina Minority Interests” means the 0.040% of the Belatrix Argentina Interests directly held by the Sellers as beneficial and record owners of such Equity Interests.

“Belatrix Argentina Purchase Agreement” means that certain share purchase agreement, to be entered into among the Sellers and the Minority Purchaser in relation to the Belatrix Argentina Minority Interests.

“Belatrix Colombia” has the meaning set forth in the recitals of this Agreement.

“Belatrix Colombia Interests” has the meaning set forth in the recitals of this Agreement.

“Belatrix Peru” has the meaning set forth in the recitals of this Agreement.

“Belatrix Peru Interests” has the meaning set forth in the recitals of this Agreement.

“Belatrix Peru Minority Interests” means the 5.00% of the Belatrix Peru Interests directly held by the Sellers as beneficial and record owners of such Equity Interests.

“Belatrix Peru Purchase Agreement” means that certain share purchase agreement, to be entered into among the Sellers and the Minority Purchaser in relation to the Belatrix Peru Minority Interests.

“Belatrix Services” has the meaning set forth in the recitals of this Agreement.

“Belatrix Services Interests” has the meaning set forth in the recitals of this Agreement.

“Belatrix Spain” has the meaning set forth in the first whereas of this Agreement.

“Belatrix Spain Interests” has the meaning set forth in the recitals of this Agreement.

“Belatrix US” has the meaning set forth in the recitals of this Agreement.

“Belatrix US Interests” has the meaning set forth in the recitals of this Agreement.

“Business” has the meaning set forth in Section 1.2 of this Agreement.

“Business Day” means any day of the year on which national banking institutions in the City of Buenos Aires, Argentina, Barcelona, Spain and New York, New York, United States of America are open to the public for conducting business and are not required or authorized to close.

“Cash” shall mean any sum related to the amounts held by the Company and the Subsidiaries in cash and/or in bank accounts or cash equivalents (other than cash and cash equivalents that are not freely usable by the Company or the relevant Subsidiary because they are subject to restrictions or limitations on use or distribution by Law or contract).

“Claim” means any demand, claim, charge, action, suit, hearing, information request, proceeding (whether at law or in equity and including administrative proceedings), petition, complaint, notice of violation, arbitration, inquiry or investigation of, by or before any Governmental Body or before any arbitrator, or other litigation or similar proceeding, whether civil, criminal, administrative, arbitral or investigative.

“Claim Notice” shall have the meaning set forth in Section 7.3. of this Agreement.

“Claimed Amount” has the meaning set forth in Section 7.3. of this Agreement.

“Closing” shall have the meaning set forth in Section 3.1. of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1. of this Agreement.

“Closing Payment” shall have the meaning set forth in Section 1.3. of this Agreement.

“Colombian Antitrust Authority” means the Superintendence of Industry and Commerce (Superintendencia de Industria y Comercio) of Colombia.

“Colombian Antitrust Clearance” means (a) the Colombian Antitrust Authority having adopted a decision stating that either the transaction contemplated herein (i) falls outside the scope of Colombian merger control rules, or (ii) is unconditionally authorized without the need to apply remedies, or (iii) is conditionally authorized subject to compliance with specific remedies set forth by the Colombian Antitrust Authority, or (b) the Colombian Antitrust Authority having failed to adopt a decision authorizing or objecting the transaction contemplated herein within the statutory timeframe.

“Company” has the meaning set forth in the first whereas of this Agreement.

“Company Copyrights” shall have the meaning set forth in Section 5.22. of this Agreement.

“Company Growth Bonus” has the meaning set forth in Section 2.2.(a)(ii) of this Agreement.

“Company Marks” shall have the meaning set forth in Section 5.22. of this Agreement.

“Company Patents” shall have the meaning set forth in Section 5.22. of this Agreement.

“Company Registered IP” shall have the meaning set forth in Section 5.22. of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 12.15 of this Agreement.

“Confidential Information Agreements” shall have the meaning set forth in Section 5.22. of this Agreement.

“Controversy” shall have the meaning set forth in Section 12.13 of this Agreement.

“Covered Employees” shall have the meaning set forth in Schedule 2.2(a) of this Agreement.

“Deferred Payment Date’’ shall have the meaning set forth in Section 1.6. of this Agreement.

“Damages” means any direct damages (daño emergente) resulting from any claims, debts, obligations and other Liabilities, diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including amounts paid or payable in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), whether or not involving a Third Party Claim, including any costs of defending any Third Party Claims or enforcing the Indemnified Parties’ rights under this Agreement. Damages shall also include (i) any damages resulting from the obligation to make a provision of funds for litigation purposes, as long as the provision of funds has been requested by a Court or a Governmental body, statutory body or authority in the framework of a litigation procedure in course, and (ii) any damages resulting from the requirement under IFRS to record a provision of the respective claim, debt, obligation or Liability in the financial statements of any Indemnified Party; provided, however, that in case of making a provision, the Sellers shall be reimbursed if said damages do not materialize and the provision is reimbursed by the relevant Court, Governmental body, statutory body or authority, or if such provision is reversed by the relevant Indemnified Party (but up the extent of the reversal). Damages shall not include special, indirect, consequential, punitive or other special damages, including loss of profits (lucro cesante), loss of revenue or income, cost of capital, or loss of goodwill or business reputation or opportunity suffered or incurred by any applicable Indemnified Party as a result of any direct Damage or an action, suit, proceeding, determination or demand (whether judicial or not) instituted against the Indemnified Party.

“Defending Party’’ shall have the meaning set forth in Section 7.3. of this Agreement.

“Definitive Cash at Closing’’ shall have the meaning set forth in Section 1.5. of this Agreement.

“Definitive Closing Cash Statement’’ shall have the meaning set forth in Section 1.5. of this Agreement.

“Definitive Net Working Capital” shall have the meaning set forth in Section 1.5. of this Agreement.

“Disclosure Schedule” shall have the meaning set forth in the preamble of ARTICLE 5 of this Agreement.

“Deferred Bonus” shall have the meaning set forth in Schedule 2.2(a) of this Agreement.

“Deferred Consideration Objection Notice” shall have the meaning set forth in Section 1.4. of this Agreement.

“Deferred Consideration Payment” shall have the meaning set forth in Section 1.3. of this Agreement.

“Deferred Consideration Payment Date” shall have the meaning set forth in Section 1.3. of this Agreement.

“Deferred Consideration Period” shall have the meaning set forth in Section 1.3. of this Agreement.

“Deferred Consideration Report” shall have the meaning set forth in Section 1.4. of this Agreement.

“Effect” shall have the meaning set forth in Section 4.2. of this Agreement.

“Employee Benefit Plan” shall mean any welfare benefit plan, pension benefit plan, deferred compensation plan or arrangement, any agreement, plan, program, fund, policy, contract or arrangement providing compensation, pension, retirement, superannuation, profit sharing, thirteenth month, severance, change in control, termination indemnity, redundancy pay, bonus, incentive compensation, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, consulting, vacation pay, holiday pay, life insurance, or other employee benefit or fringe benefit plan, program or arrangement covering any employee or former employee of the Company (or any of its Subsidiaries), and the beneficiaries and dependents of any employee or former employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory.

“Environmental Laws” means any Law, regulation, or other applicable requirement relating to (x) releases or threatened release of Hazardous Substance, (y) pollution or protection of employee health or safety, public health or the environment or (z) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any warrant, purchase right, conversion right, exchange right or other agreement or contractual obligation which would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights) or otherwise would entitle any Person to any share in the equity, capital, profit, earnings, losses or gains of, such Person.

“Escrow Agreement’’ shall have the meaning set forth in Section 3.2. of this Agreement.

“Escrow Additional Amount” shall have the meaning set forth in Section 1.3. of this Agreement.

“Escrow Amount” shall have the meaning set forth in Section 1.3. of this Agreement.

“Escrow Base Amount” shall have the meaning set forth in Section 1.3. of this Agreement.

“Estimated Cash at Closing’’ shall have the meaning set forth in Section 1.5. of this Agreement.

“Estimated Closing Cash Certificate’’ shall have the meaning set forth in Section 1.5. of this Agreement.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977.

“FLR” has the meaning set forth in the first paragraph of this Agreement.

“Financial Arbitrator” shall have the meaning set forth in Section 1.4. of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 5.12.

“Fundamental Representations” have the meaning set forth in Section 7.4. of this Agreement.

“GDPR” shall have the meaning set forth in Section 5.33.

“G-Shares” shall have the meaning set forth in Section 1.3. of this Agreement.

“G-Shares Amount” shall have the meaning set forth in Section 1.3. of this Agreement.

“Globant” has the meaning set forth in the first paragraph of this Agreement.

“Globant I” has the meaning set forth in the first paragraph of this Agreement.

“Globant II” has the meaning set forth in the first paragraph of this Agreement.

“Globant Indemnified Parties” means the Purchasers, their respective Affiliates (including, after the Closing, each of the Company and the Subsidiaries), and each of their respective employees, directors, officers, agents, shareholders, members, and partners and each of the heirs, executors, successors and assigns of any of the foregoing.

“Governmental Body” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substance” shall have the meaning set forth in Section 5.37. of this Agreement.

“High Performance Bonus” shall have the meaning set forth in Schedule 2.2(a) of this Agreement.

“IFRS” shall have the meaning set forth in Section 1.3. of this Agreement.

“Inbound License Agreement” means any agreement granting to the Company or any of its Subsidiaries any license under or with respect to any Intellectual Property Rights, other than (A) the nonexclusive license to the Company or any of its Subsidiaries of standard, generally commercially available, “off-the-shelf” third party products and services, (B) Open Source Software, or (C) Confidential Information Agreements. A covenant not to assert any Intellectual Property Right against the Company or any of its Subsidiaries will be deemed to be an Inbound License Agreement.

“Indemnified Parties” means the Purchasers and the Sellers, their respective Affiliates, and each of the Purchaser’s employees, directors, officers, agents, shareholders, members, and partners and each of the Sellers heirs, executors, successors and assigns of any of the foregoing.

“Indemnifying Party” shall have the meaning set forth in Section 7.3. of this Agreement.

“Integration Payment’’ shall have the meaning set forth in Section 2.1. of this Agreement.

“Integration Period’’ shall have the meaning set forth in Section 2.1. of this Agreement.

“Intellectual Property Rights” means all rights arising from or associated with the following, whether protected, created or arising under the Laws of any jurisdiction of the world: (a) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (b) copyrights and registrations and applications therefor, including software (collectively, “Copyrights”); (c) trade names, trademarks and service marks (registered and unregistered), domain names, URLs, and other Internet addresses or identifiers, social media handles, trade dress and similar rights, and registrations and applications to register any of the foregoing (collectively, “Marks”); (d) non-public Technology, and other proprietary or confidential business information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including customer lists, but excluding any published Copyrights or published Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (e) mask work and similar rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); and (f) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Mask Works.

“Key Employees” shall mean Mr. Horacio Yenaropulos, Mr. Fernando Valdemoros, Mr. Horacio Cappa, Mr. Ariel Seoane, Mr. Gustavo Loubet, Mr. José Gramaglia, Mr. Santiago Noziliglia, Mr. Fernando González and Mr. Franco Fiorini.

“Labor Agreement” shall mean each management, employment, severance, consulting, service agreement or similar agreement or contract between the Company (including any of its Subsidiaries) and any current, former, or retired employee, officer, or director of the Company (or any of its Subsidiaries) and/or independent consultants or contractors.

“Labor Permits and Regulations” shall mean any foreign, federal, state and local Laws, rules and regulations relating to the relocation, repatriation, expatriation, visas, work permit of any nature applicable to any current, former, or retired employee, officer, or director of the Company and its Subsidiaries or branches and/or independent consultants or contractors.

“Law” means any federal, state, municipal or local or foreign statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Body.

“Lease Agreements” shall have the meaning set forth in Section 5.30. of this Agreement.

“Leased Real Property” shall have the meaning set forth in Section 5.30. of this Agreement.

“Legal Proceeding” means any claim, action, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, regulatory, investigative or appellate proceeding), hearing, inquiry, audit, notice of violation, subpoena, summons, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“LHR” has the meaning set forth in the first paragraph of this Agreement.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent), whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” shall mean any liens, encumbrances, mortgages, pledges, charges, options, rights, community property interests, security interests, agreements, claims or restrictions of any nature whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, recorded or unrecorded.

“Loyalty Bonus” has the meaning set forth in Section 2.2.(a)(i) of this Agreement.

“Majority Customer Agreement” has the meaning set forth in Section 5.16. of this Agreement.

“Majority Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Material Adverse Effect” shall have the meaning set forth in Section 4.2. of this Agreement.

“Material Contract” shall have the meaning set forth in Section 5.16. of this Agreement.

“Minimum Required Cash” shall mean the amount of Cash the Company (including its Subsidiaries) needs at Closing to settle the following items: (a) its financial debt as of the Closing Date (including any outstanding principal amount thereunder and accrued and payable interest and/or expenses up to Closing Date), (b) outstanding debt related to any tax amnesty program in effect as of the Closing Date, (c) Taxes or withholding amounts payable in connection with any dividend or other distribution to the Sellers made during the year 2019 and prior to Closing, (d) an amount of US$2,586,120 (including any withholding, Taxes or social security or other contributions) for the payment of the Transaction and Retention Bonus, pursuant to Section 2.2. hereof, (e) the vacations of personnel accrued for periods before the year 2019 and unpaid prior to the Closing Date, (f) amounts collected from clients of the Company on or prior to the Closing Date for services not yet rendered as of the Closing Date, (g) an amount of up to US$160,000 in professional fees, (h) Taxes and expenses relating to the transfer of record ownership of vehicles currently under leasing from Belatrix Argentina to Key Employees or to the Sellers, as applicable, (i) any amounts due by Belatrix Argentina to the Sellers in their capacity as directors to the extent not offset by the amounts due by the Sellers to the Company or the Subsidiaries, as applicable, attributable to personal expenses, advances or any other reason, (j) fines and/or penalties related to filing (or failure to file) US Tax Form 5472, and (k) outstanding amounts under or in connection with the Severance Agreements entered into between Belatrix Argentina and each of the Key Employees and the Sellers.

“Minority Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Net Working Capital” shall have the meaning set forth in Section 1.5. of this Agreement.

“Non-Competition Obligation” shall have the meaning set forth in Section 8.6. of this Agreement.

“Non-Labor Revenue” shall mean all revenue related to customarily reimbursable expenses of a project (including but not limited to travel, accommodation, flight tickets, meals, etc.).

“Non-Solicitation Obligation” shall have the meaning set forth in Section 8.7. of this Agreement.

“Open Source Software” shall have the meaning set forth in Section 5.22. of this Agreement.

“Order” shall have the meaning set forth in Section 5.10. of this Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outbound License Agreement” means any agreement under which the Company or any of its Subsidiaries grants any Person any license or other right, title or interest (whether or not currently exercisable and including a right to receive a license) under or with respect to any Intellectual Property Rights or Technology, other than the nonexclusive license of the Company’s software and products in the ordinary course of business pursuant to standard end-user agreements. For the avoidance of doubt, a covenant by the Company or any of its Subsidiaries not to assert any Intellectual Property Right against a Person shall be deemed to be an Outbound License Agreement.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Body or other entity.

“Personal Information” shall have the meaning set forth in Section 5.33. of this Agreement.

“Personal Performance Bonus” has the meaning set forth in Section 2.2.(a)(iii) of this Agreement.

“Pre-Closing Taxes” means (a) any Taxes of a the Company (or any Subsidiary) with respect to any Pre-Closing Taxable Period or the portion of the taxable period ending on and including the Closing Date with respect to any Straddle Taxable Period, (b) any Taxes attributable to any breach or inaccuracy of any representation in Section 5.10 (without giving effect to any limitations or qualifications as to materiality, knowledge or similar limitations), (c) any Taxes for which the Company or any Subsidiary (or any predecessor of the foregoing) is held liable by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (d) any Taxes imposed on or payable by third parties with respect to which the Company or any Subsidiary has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing, and (e) the Sellers’ share of Taxes pursuant to Section 12.4 of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 1.2. of this Agreement.

“Purchased Interests” means the Belatrix Spain Interests, the Belatrix Argentina Minority Interests and the Belatrix Peru Minority Interests.

“Purchasers” has the meaning set forth in the first paragraph of this Agreement.

“Pre-Closing Taxable Period” shall have the meaning set forth in Section 10.2. of this Agreement.

“Rejection Decision” shall have the meaning set forth in Section 9.1. of this Agreement.

“Revenue” shall mean, for any applicable period, all revenue of the Company, but excluding any project expenses to be reimbursed (travel, hotel, meals, third-party services, etc. –non-labor costs–) related to the services rendered; excluding any interest income, and provided further that revenue shall be net of any Bad Debt. For the avoidance of doubt, Non-Labor Revenue shall not be deemed and shall not be included in the calculation of Revenue. Further, it is understood that with respect to the reselling of software licences, susbscriptions or other services or products in which the Company acts as agent of other parties, the amount to be computed as “Revenue” for purposes hereunder shall be the amount billed to clients net of the costs to purchase such licences, subscriptions or other relevant services or products.

“Revenue Target” shall have the meaning set forth in Section 1.3. of this Agreement.

“Sanctions Governmental Authority” means the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority in any jurisdiction.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Knowledge” or any similar phrase or qualification based on knowledge, shall mean the actual knowledge of any of the Sellers and the knowledge that each such person would have reasonably obtained in the performance of each such person's duties as director, officer or employee of the Company.

“Sellers’ Ownership Percentage” shall have the meaning set forth in Section 1.2. of this Agreement.

“Straddle Taxable Period” shall have the meaning set forth in Section 10.3. of this Agreement.

“Subscription Agreement” shall have the meaning set forth in Section 1.3. of this Agreement.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which any Person holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity. In this Agreement, unless otherwise noted herein, the term the “Subsidiaries” refers, collectively, to Belatrix Argentina, Belatrix Peru, Belatrix Colombia, Belatrix US and Belatrix Services.

“Target Net Working Capital” shall have the meaning set forth in Section 1.5. of this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including income, turnover tax, GMF, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, consumption, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by any Governmental Body, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items, and Taxes shall include any of the foregoing that a Person may be subject to as principal obligor, substitute obligor, retention agent, collection agent or under any other title or character.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any central, federal, state, local or foreign Government, entity, agency, body or Person that is authorized by law or by any other regulation to impose, levy, collect, audit, assess, make a claim or take any other decision concerning Taxes.

“Technology” means all algorithms, application programming interfaces, apparatus, databases and data collections, diagrams, designs, formulae, discoveries, inventions (whether or not patentable), know-how, concepts, ideas, methods, improvements, network configurations and architectures, processes, technical data, proprietary information, schematics, specifications, software code (in any form including source code and executable or object code), techniques, domain names, URLs, social media handles, web sites, works of authorship, and other forms of technology.

“Third Party” shall have the meaning set forth in Section 7.3. of this Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 7.3. of this Agreement.

“Transaction and Retention Bonus” shall have the meaning set forth in Section 2.2. of this Agreement.

“Transaction Documents” shall have the meaning set forth in 12.4. of this Agreement.

“Transfer” shall have the meaning set forth in Section 1.3. of this Agreement.

“Unresolved Deferred Consideration Objections” shall have the meaning set forth in Section 1.4. of this Agreement.

“US Dollar” or “US$” shall mean the United States dollar, lawful currency of the United States of America.

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